UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ENCORE BANCSHARES, INC.
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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of Encore Bancshares, Inc. to be held on Thursday, May 10, 2012 at 10:00 a.m. (local time) at Nine Greenway Plaza, Suite 1100, Houston, Texas 77046.

At this special meeting, you will be asked to consider and vote on the approval of the Agreement and Plan of Merger entered into on March 5, 2012 by Encore, Cadence Bancorp, LLC and EMS Sub I, Inc., pursuant to which EMS Sub, a wholly owned subsidiary of Cadence, will be merged with and into Encore, with Encore continuing thereafter as a wholly owned subsidiary of Cadence. If the merger is completed, each outstanding share of Encore common stock will be converted into the right to receive $20.62 in cash, without interest and less any applicable withholding taxes (other than shares of Encore common stock held by Encore, Cadence or EMS Sub or treasury shares, which will be cancelled without payment). Upon completion of the merger, shares of Encore common stock will no longer be listed on any stock exchange or quotation system, and you will cease to be a shareholder of Encore.

Your vote is very important. We cannot complete the merger unless we obtain the necessary regulatory approvals and unless the merger agreement is approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Encore common stock entitled to vote at the special meeting. Certain of the directors and officers of Encore, representing approximately 21% of the shares of Encore common stock outstanding on the record date have entered into voting agreements with Cadence pursuant to which they have agreed, solely in their capacity as Encore shareholders, to vote all of their shares of Encore common stock in favor of the approval of the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Encore or by following instructions on the proxy card to submit your proxy by telephone or over the Internet. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the approval of merger agreement.

The board of directors of Encore recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated thereby (including the merger).

The enclosed proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. We urge you to read it carefully. Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

James S. D’Agostino, Jr.

Chairman of the Board and

Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the transactions described in this document or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated April 12, 2012 and is first mailed to shareholders of Encore on or about April 12, 2012.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON May 10, 2012

TO THE SHAREHOLDERS OF ENCORE BANCSHARES, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Encore Bancshares, Inc. will be held on Thursday, May 10, 2012 at 10:00 a.m. (local time) at Nine Greenway Plaza, Suite 1100, Houston, Texas 77046, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 5, 2012, by and among Encore, Cadence Bancorp, LLC and EMS Sub I, Inc., a wholly owned subsidiary of Cadence, and the transactions contemplated thereby (including the merger), pursuant to which EMS Sub will be merged with and into Encore, with Encore continuing thereafter as a wholly owned subsidiary of Cadence on and subject to the terms and conditions contained in the merger agreement.

2.	To consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

3.	To consider and vote upon a proposal to adjourn the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger agreement.

These proposals are described in detail in the attached proxy statement. Only shareholders of record at the close of business on April 11, 2012 are entitled to notice of and to vote at the special meeting.

The board of directors of Encore recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated thereby (including the merger), “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” adjournment of the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies.

Your vote is important regardless of the number of shares you own. We cannot complete the merger unless the merger agreement and the transactions contemplated thereby (including the merger) are approved by the affirmative vote of the holders of at least two-thirds of the shares of Encore common stock entitled to vote at the special meeting. The failure to vote your shares of Encore common stock will have the same effect as a vote against approval of the merger agreement and the transactions contemplated thereby (including the merger). Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed postage-paid envelope or submit your proxy by telephone or over the Internet following instructions on the proxy card. If your shares of Encore common stock are held in “street name” by your bank, broker or other nominee, your bank, broker or other nominee will be unable to vote your shares of Encore common stock without instructions from you. You should instruct your bank, broker or other nominee to vote your shares of Encore common stock in accordance with the procedures provided by your bank, broker or other nominee. You may revoke your proxy card in the manner described in the proxy statement at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

By order of the Board of Directors,

James S. D’Agostino, Jr.

Chairman of the Board and

Chief Executive Officer

Houston, Texas

April 12, 2012

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1

SUMMARY TERM SHEET	6
Parties to the Merger	6
In the Merger, Encore Shareholders Will Receive $20.62 in Cash per Share of Encore Common Stock	6
Encore’s Board of Directors Recommends that Encore Shareholders Vote “FOR” Approval of the Merger Agreement and the Transactions Contemplated Thereby (Including the Merger)	7
Sandler O’Neill + Partners, L.P. Has Provided an Opinion to Encore’s Board of Directors Regarding the Merger Consideration	7
What Holders of Encore Stock Options and Other Equity-Based Awards Will Receive	7
Encore Will Hold Its Special Meeting on May 10, 2012	8
The Merger Will Be a Taxable Transaction for U.S. Holders of Encore Common Stock	9
Interests of Encore’s Directors and Executive Officers in the Merger that Differ from Your Interests	9
Dissenters’ Rights of Appraisal	9
Conditions That Must Be Satisfied or Waived for the Merger to Occur	10
Termination of the Merger Agreement	10
Termination Fee	11
Regulatory Approvals Required for the Merger	11

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS	12

THE SPECIAL MEETING	14
Date, Time, Place and Purpose of the Special Meeting	14
Recommendation of Encore’s Board of Directors	14
Record Date and Quorum	14
Vote Required for Approval	14
Shares Held in “Street Name”; Broker Non-Votes	15
Shares Held by Directors and Officers	15
Proxies and Revocation	15
Adjournments and Postponements	16
Solicitation of Proxies	16
Attending the Meeting	17
Questions and Additional Information	17
Availability of Documents	17

THE MERGER	18
Parties to the Merger	18
Background of the Merger	18
Reasons for the Merger and Recommendation of Encore’s Board of Directors	20
Opinion of Encore’s Financial Advisor	22
Interests of Encore’s Directors and Executive Officers in the Merger	28
Effects on Encore if the Merger is Not Completed	31
Material U.S. Federal Income Tax Consequences of the Merger	31
Regulatory Approvals Required for the Merger	33
Encore Unaudited Prospective Financial Information	34

THE MERGER AGREEMENT	36
Structure of the Merger	36
Treatment of Encore Stock Options and Other Equity-Based Awards	37

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ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as an Encore shareholder, may have regarding the merger and the special meeting, and brief answers to those questions. You are encouraged to read carefully this entire proxy statement, including the appendices, and the other documents to which this proxy statement refers or incorporates by reference because the information in this section does not provide all of the information that might be important to you. Unless stated otherwise, all references to Encore are to Encore Bancshares, Inc., a Texas corporation; all references to Encore Bank are to Encore Bank, N.A.; all references in this proxy statement to Cadence are to Cadence Bancorp, LLC, a Delaware limited liability company; all references to Merger Sub are to EMS Sub I, Inc., a Texas corporation; and all references to the merger agreement are to the Agreement and Plan of Merger, dated March 5, 2012, as it may be amended from time to time, by and between Encore, Cadence and Merger Sub, a copy of which is included as Appendix A to this proxy statement and is incorporated herein by reference.

Q:	Why am I receiving this document?

A:	Encore and Cadence have agreed to a merger, pursuant to which Merger Sub will merge with and into Encore and Encore will continue as the surviving corporation as a direct, wholly owned subsidiary of Cadence and will cease to be a publicly held corporation. To complete the merger, Encore shareholders must vote to approve the merger agreement, and Encore is holding a special meeting of shareholders to seek such shareholder approval.

This document is the proxy statement by which Encore’s board of directors is soliciting proxies from you to vote on the approval of the merger agreement and the transactions contemplated thereby (including the merger) at the special meeting or at any adjournment or postponement of the special meeting.

Q:	Does Encore’s board of directors recommend that shareholders approve the merger agreement?

A:	Yes. Encore’s board of directors determined that the merger agreement and the transactions contemplated thereby (including the merger) are fair to and in the best interests of Encore and its shareholders and approved the merger agreement and the transactions contemplated thereby (including the merger). Therefore, Encore’s board of directors recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby (including the merger) at the special meeting. See the section entitled “The Merger—Reasons for the Merger and Recommendation of Encore’s Board of Directors.”

In considering the recommendation of Encore’s board of directors, Encore shareholders should be aware that members of Encore’s board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Encore shareholders generally. See the section entitled “The Merger—Interests of Encore’s Directors and Executive Officers in the Merger.”

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will merge with and into Encore, and Encore will continue as the surviving corporation as a direct, wholly owned subsidiary of Cadence and will cease to be a publicly held corporation.

Q:	What will I receive in the merger?

A:

If the merger is completed, each share of Encore common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Encore common stock held by Encore, Cadence or Merger Sub and treasury shares, which will be cancelled without payment) will be converted into the right to receive $20.62 in cash (which we refer to as the merger consideration), without interest and less any applicable withholding tax. The closing sale price of our common stock as quoted on the NASDAQ Global Market on March 5, 2012, the last trading day prior to announcement of the execution of the merger agreement, was $14.91 per share. Therefore, the $20.62 per share to be paid for each share of common stock in the merger represents a premium of approximately 38% to the closing sale price on March 5, 2012.

Q:	What happens if the merger is not completed?

A:	If the merger agreement and the transactions contemplated thereby (including the merger) are not approved by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2011. Under specified circumstances, we may be required to pay Cadence a termination fee as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Q:	What am I being asked to vote on?

A:	Encore shareholders are being asked to vote on the following proposals:

•	to approve the merger agreement and the transactions contemplated thereby (including the merger);

•

to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable; and

•

to approve the adjournment of the meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger agreement

The approval by Encore shareholders of the merger agreement and the transactions contemplated thereby (including the merger) is a condition to the obligations of Cadence and Encore to complete the merger.

Q:	What shareholder vote is required for the approval of each proposal?

A:	Approval of the merger agreement and the transactions contemplated thereby (including the merger) requires the affirmative vote of holders of two-thirds of the outstanding shares of Encore common stock entitled to vote at the special meeting. Because approval is based on the affirmative vote of two-thirds of the shares outstanding, a failure to vote, a broker non-vote or an abstention will have the same effect as a vote against this proposal.

Approval of the advisory (non-binding) vote on compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger requires the affirmative vote of a majority of shares of Encore common stock entitled to vote and represented in person or by proxy at the special meeting. An abstention or a broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of shares of Encore common stock entitled to vote and represented in person or by proxy at the special meeting, even if less than a quorum. An abstention or a broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

Q:	What constitutes a quorum for the special meeting?

A:

The presence in person or by proxy of the holders of a majority of the outstanding shares of Encore common stock is necessary to constitute a quorum at the special meeting. If a shareholder is not present in person or represented by proxy at the special meeting, such shareholder’s shares will not be counted for purposes of calculating a quorum. Abstentions and broker non-votes count as present for establishing a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will they automatically vote my shares for me?

A:	No. If you hold shares of Encore common stock in an account at a bank, broker or other nominee and do not choose to attend the special meeting in person, you must provide your bank, broker or other nominee with instructions as to how to vote your shares of Encore common stock. You may also vote in person at the special meeting; however, if you wish to do so, you must bring a proxy from the bank, broker or other nominee identifying you as the beneficial owner of such shares of Encore common stock and authorizing you to vote. Brokers will NOT vote shares of Encore common stock held in “street name” unless you have instructed your broker how to vote.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Encore common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Encore common stock is called a “proxy card.”

Q:	If my Encore stock is certificated, should I send in my stock certificates with my proxy card?

A:	No. Please do not send your Encore stock certificates with your proxy card. Rather, promptly after the merger becomes effective, we will deliver or mail to you a form of letter of transmittal and instructions for the surrender of your Encore stock certificates.

Q:	Will the proceeds I receive for my shares in the merger be taxable to me?

A:	In general, the merger will be a taxable transaction for U.S. holders of Encore common stock (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). For U.S. federal income tax purposes, a U.S. holder will generally recognize gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Please review carefully the information in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a description of material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your particular circumstances. You are strongly encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	When do Encore and Cadence expect to complete the merger?

A:	Encore and Cadence are working to complete the merger as quickly as practicable. We currently expect the merger to be completed during the second half of 2012, subject to the approval of the merger agreement by Encore shareholders, governmental and regulatory approvals and other customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur. See the section entitled “The Merger Agreement—Conditions to Complete the Merger.”

Q:	Am I entitled to dissent from the merger?

A:	Yes. As a holder of shares of Encore common stock, you are entitled to dissenters’ rights under Texas law in connection with the merger if you meet certain conditions, including but not limited to objecting to the merger in writing and voting against the approval of the merger agreement. To review these procedures in more detail, see the section entitled “Dissenters’ Rights of Appraisal.”

Q:	When and where is the special meeting?

A:	The special meeting will be held on Thursday, May 10, 2012 at 10:00 a.m. (local time) at Nine Greenway Plaza, Suite 1100, Houston, Texas 77046.

Q:	Who can vote at the special meeting?

A:	All holders of Encore common stock who held shares at the close of business on the record date for the special meeting (April 11, 2012) are entitled to receive notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting or any adjournment or postponement thereof. As of the close of business on April 11, 2012, there were 11,885,486 shares of Encore common stock outstanding and entitled to vote, held by approximately 168 holders of record. Each share of Encore common stock is entitled to one vote.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote your shares of Encore common stock on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—shareholders of record have a choice of voting by proxy:

•	by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope.

•	over the Internet—the website for Internet voting is on your proxy card; or

•	by using a toll-free telephone number noted on your proxy card.

If you are a beneficial owner, please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, broker or other nominee at the special meeting.

Q:	Is my vote important?

A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, or if you abstain, that will have the same effect as a vote against the approval of the merger agreement and the transactions contemplated thereby (including the merger). If you hold your shares through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on the approval of the merger agreement without instructions from you, which will have the same effect as a vote against the approval of the merger agreement and the transactions contemplated thereby (including the merger). The Encore board of directors recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated thereby (including the merger).

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your Encore shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by Encore’s shareholders in the merger. In order to receive the merger consideration, you must hold your shares through the completion of the merger.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of Encore common stock will be represented and voted at the special meeting.

Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at the special meeting if you later decide to attend the meeting in person. If your shares of Encore common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the special meeting.

Q:	How will my proxy be voted?

A:	All shares of Encore common stock entitled to vote and represented by properly completed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Encore common stock should be voted, the shares of Encore common stock represented by your proxy will be voted as Encore’s board of directors recommends and therefore “FOR” the approval of the merger agreement and the transactions contemplated thereby (including the merger), “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” adjournment of the special meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger agreement.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke or change your proxy at any time, unless noted below, before your proxy is voted by any of the following actions:

•	delivering to Encore’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy card, relating to the same shares of Encore common stock and bearing a later date; or

•

submitting another proxy by telephone or on the Internet by 11:59 p.m. (Eastern time) on the date prior to the date of the special meeting (the last telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Encore common stock, you should contact your broker, bank or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Who can answer my questions?

A:	Encore shareholders should contact Phoenix Advisory Partners at 110 Wall Street, 27th Floor, New York, NY 10005 or toll-free at (877) 478-5038 (brokers and banks should call (212) 493-3910) with any questions about this proxy statement, the merger or the special meeting, or to obtain additional copies of this proxy statement or proxy cards.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement, including the appendices, and the other documents to which we refer in order to fully understand the merger. See the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail.

Parties to the Merger (page 18)

Encore Bancshares, Inc.

Encore Bancshares, Inc. is a financial holding company headquartered in Houston, Texas and offers a broad range of banking, wealth management and insurance services through Encore Bank, N.A. and its affiliated companies. Headquartered in Houston, and with approximately $1.5 billion in assets at December 31, 2011, Encore Bank offers a full range of business and personal banking products and services, as well as financial planning, wealth management, trust and insurance products through its trust division, Encore Trust, and its affiliated companies, Linscomb & Williams, Inc. and Town & Country Insurance Agency, Inc. Encore Bank operates 12 private client offices in the greater Houston area. Encore’s common stock is listed on the NASDAQ Global Market under the symbol “EBTX.”

Cadence Bancorp, LLC

Cadence Bancorp, LLC, formerly Community Bancorp, LLC, is a Delaware limited liability company and bank holding company headquartered in Houston, Texas. Cadence raised equity capital commitments of $1.0 billion in 2010 for the purpose of making investments in the U.S. banking sector, with a particular focus on community banks that are well positioned to benefit from the equity capital, management and industry expertise Cadence can provide. Today, through Cadence Bank, N.A., Cadence has over 100 locations in six states, including Florida, Georgia, Alabama, Mississippi, Tennessee and Texas.

EMS Sub I, Inc.

EMS Sub I, Inc., a wholly owned subsidiary of Cadence, is a Texas corporation formed on March 1, 2012 for the purpose of effecting the merger. At the effective time of the merger, EMS Sub will be merged with and into Encore, and the name of the resulting company will be Encore Bancshares, Inc. EMS Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

In the Merger, Encore Shareholders Will Receive $20.62 in Cash per Share of Encore Common Stock (page 36)

We are proposing the merger of Merger Sub, a wholly owned subsidiary of Cadence, with and into Encore, with Encore continuing as the surviving corporation. As a result of the merger, Encore will become a wholly owned subsidiary of Cadence. If the merger is completed, you will receive $20.62 in cash, without interest and less any applicable withholding taxes, for each share of Encore common stock you hold immediately prior to the merger.

The merger agreement governs the merger. The merger agreement is included in this proxy statement as Appendix A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this proxy statement of the terms and conditions of the merger are qualified by reference to the merger agreement.

Encore’s Board of Directors Recommends that Encore Shareholders Vote “FOR” Approval of the Merger Agreement and the Transactions Contemplated Thereby (Including the Merger) (page 20)

Encore’s board of directors has determined that the merger agreement and the transactions contemplated thereby (including the merger) are fair to and in the best interests of Encore and its shareholders, and approved the merger agreement and the transactions contemplated thereby (including the merger). Encore’s board of directors recommends that Encore shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby (including the merger). For the factors considered by Encore’s board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), see the section entitled “The Merger—Reasons for the Merger and Recommendation of Encore’s Board of Directors.”

Sandler O’Neill + Partners, L.P. Has Provided an Opinion to Encore’s Board of Directors Regarding the Merger Consideration (page 22)

On March 5, 2012, Sandler O’Neill + Partners, L.P., Encore’s financial advisor in connection with the merger, rendered its opinion to Encore’s board of directors that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the written opinion, the merger consideration was fair to the holders of Encore common stock from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement. You should read the opinion in its entirety for a discussion of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.

Sandler O’Neill’s opinion was directed to Encore’s board and is directed only to the fairness of the merger consideration to Encore shareholders from a financial point of view. It does not address the underlying business decision of Encore to engage in the merger or any other aspect of the merger and is not a recommendation to any Encore shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

See “The Merger—Opinion of Encore’s Financial Advisor.”

What Holders of Encore Stock Options and Other Equity-Based Awards Will Receive (page 37)

Each option to purchase shares of Encore common stock that is outstanding immediately prior to the effective time of the merger will be cancelled at the effective time and converted into the right to receive, as soon as practicable after the effective time, a lump sum cash payment equal to the product of (i) the number of shares subject to such option and (ii) the excess of the merger consideration over the exercise price per share of such option, less applicable tax withholding.

At the effective time, each restricted share of Encore common stock that is outstanding immediately prior to the effective time will by virtue of the merger fully vest and be treated as an outstanding share of Encore common stock under the merger agreement entitled to receive the merger consideration, less applicable tax withholding.

For more information, see the section entitled “The Merger Agreement—Treatment of Encore Stock Options and Other Equity-Based Awards.”

Encore Will Hold Its Special Meeting on May 10, 2012 (page 14)

The special meeting of Encore shareholders will be held on Thursday, May 10, 2012 at 10:00 a.m. (local time) at Nine Greenway Plaza, Suite 1100, Houston, Texas 77046. At the special meeting, Encore shareholders will be asked to:

•	approve the merger agreement and the transactions contemplated thereby (including the merger);

•

approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable; and

•

approve the adjournment of the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger agreement.

Only holders of record at the close of business on April 11, 2012 will be entitled to vote at the special meeting. Each share of Encore common stock is entitled to one vote on each proposal to be considered at the special meeting. As of the record date, there were 11,885,486 shares of Encore common stock entitled to vote at the special meeting.

As of the record date, directors and executive officers of Encore and their affiliates beneficially owned and were entitled to vote approximately 2,662,262 shares of Encore common stock, representing approximately 22% of the shares of Encore common stock outstanding on that date, and held options to purchase 127,000 shares of Encore common stock. Certain of the directors and officers of Encore have entered into voting agreements with Cadence pursuant to which they have agreed, solely in their capacity as Encore shareholders, to vote all of their shares of Encore common stock in favor of the approval of the merger agreement. As of the record date, the directors and officers that are party to the voting agreements owned and were entitled to vote an aggregate of approximately 2,533,840 shares of Encore common stock, representing approximately 21% of the shares of Encore common stock outstanding on that date. As of the record date, Cadence and its subsidiaries held no shares of Encore common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held no shares of Encore common stock. See the section entitled “The Merger—Interests of Encore’s Directors and Executive Officers in the Merger.”

Approval of the merger agreement and the transactions contemplated thereby (including the merger) requires the affirmative vote of holders of two-thirds of the outstanding shares of Encore common stock entitled to vote at the special meeting. Because approval is based on the affirmative vote of two-thirds of the shares outstanding, a failure to vote, broker non-vote or abstention will have the same effect as a vote against this proposal.

Approval of the advisory (non-binding) vote on compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger requires the affirmative vote of a majority of shares of Encore common stock entitled to vote and represented in person or by proxy at the special meeting. An abstention or broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of shares of Encore common stock entitled to vote and represented in person or by proxy at the special meeting, even if less than a quorum. An abstention or broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

The Merger Will Be a Taxable Transaction for U.S. Holders of Encore Common Stock (page 31)

In general, the merger will be a taxable transaction for U.S. holders of Encore common stock (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). For U.S. federal income tax purposes, a U.S. holder will generally recognize gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Please review carefully the information in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a description of material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your particular circumstances. You are strongly encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Interests of Encore’s Directors and Executive Officers in the Merger that Differ from Your Interests (page 28)

Encore shareholders should be aware that some of Encore’s directors and executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Encore shareholders generally. These interests and arrangements may create potential conflicts of interest. Encore’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), and in recommending that Encore’s shareholders vote to approve the merger agreement and the transactions contemplated thereby (including the merger). For purposes of all of Encore’s agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

These interests include the following:

•

Encore is party to employment agreements or change in control agreements with each of its executive officers. These agreements provide for severance benefits in the event of certain qualifying terminations of employment immediately following a change in control.

•

As of the effective time of the merger, each option to purchase shares of Encore common stock that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, as soon as practicable after the effective time, a lump sum cash payment equal to the product of (i) the number of shares subject to such option and (ii) the excess of the merger consideration over the exercise price per share of such option, less applicable tax withholding.

•

As of the effective time of the merger, each restricted share of Encore common stock that is outstanding immediately prior to the effective time will by virtue of the merger fully vest and be treated as an outstanding share of Encore common stock under the merger agreement entitled to receive the merger consideration, less applicable tax withholding.

•	Executive officers and directors of Encore also have rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the merger.

For a more complete description of these interests, see the sections entitled “The Merger—Interests of Encore’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Treatment of Encore Stock Options and Other Equity-Based Awards.”

Dissenters’ Rights of Appraisal (page 49)

The Texas Business Organizations Code (which we refer to as the TBOC) provides you with rights of dissent and appraisal in connection with the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the fair value of your shares of Encore common stock determined by a Texas court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your rights of dissent and appraisal, you must, among other steps, deliver a written objection to the merger before the merger agreement is voted on at the special meeting and you must vote against the approval of the merger agreement. Your failure to follow exactly the procedures specified under Texas law will result in the loss of your rights of dissent and appraisal. See the section entitled “Dissenters’ Rights of Appraisal” and the text of Subchapter H of Chapter 10 of the TBOC, which is reproduced in its entirety in Appendix D to this proxy statement, which relates to your rights of dissent and appraisal. We encourage you to read these provisions carefully and in their entirety and consult your legal advisors.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 46)

As more fully described in this proxy statement and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the merger agreement by Encore’s shareholders and the receipt of certain required regulatory approvals.

Neither Encore nor Cadence can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 46)

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

•

if the merger has not been completed by December 5, 2012 (if the failure to complete the merger by that date is not caused by the terminating party’s breach of the merger agreement) (we refer to this date as the end date);

•

if any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and nonappealable, or a governmental entity has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

•

if there is a breach by the other party that would cause the failure of the closing conditions described in the last bullet under the section entitled “The Merger Agreement—Conditions to Complete the Merger,” and the breach is not cured prior to the earlier of the end date and 30 business days following written notice of the breach; or

•	if Encore shareholders fail to approve the merger agreement.

In addition, Cadence may terminate the merger agreement in the following circumstances:

•

if Encore’s board of directors fails to recommend to the Encore shareholders that they approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) or withdraws, modifies or qualifies such recommendation in a manner adverse to Cadence;

•

if Encore’s board of directors breaches certain of its non-solicitation obligations described in the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers” or certain of its obligations with respect to calling shareholder meetings and acquisition proposals described in the section entitled “The Merger Agreement—Encore Shareholder Meeting and Recommendation of Encore’s Board of Directors”; or

•

if Encore’s board of directors approves, recommends or endorses an alternative transaction or acquisition proposal (or in the case of a tender or exchange offer, fails to recommend rejection of such alternative transaction or acquisition proposal within the 10 business day period specified in Rule 14e-2(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act)).

Termination Fee (page 47)

If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Encore’s board of directors, Encore may be required to pay Cadence a termination fee of $9.9 million. The termination fee could discourage other companies from seeking to acquire or merge with Encore.

Regulatory Approvals Required for the Merger (page 33)

Both Encore and Cadence have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Board of Governors of the Federal Reserve System (which we refer to as the Federal Reserve Board). Encore and Cadence have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

Although neither Encore nor Cadence knows of any reason why they would not be able to obtain these regulatory approvals in a timely manner, Encore and Cadence cannot be certain when or if they will be obtained.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and are considered “forward-looking.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “predicts,” “potential,” “ongoing” or “pursue” or the negative or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. These forward-looking statements, including without limitation those relating to future actions, effects on Encore if the merger is not completed, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of Encore’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the SEC. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	we may be unable to obtain the required shareholder approval for the merger at the special meeting;

•	the merger agreement may be terminated prior to completion, which would, in some cases, require us to pay a $9.9 million termination fee;

•	the conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule;

•

disruptions and uncertainty, including diversion of management attention, resulting from the merger may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	we have incurred and will continue to incur significant expenses related to the merger prior to its completion and the merger may involve unexpected costs or unexpected liabilities;

•

legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages, increases in regulatory capital requirements and changes in the U.S. Small Business Lending Fund Program;

•	Encore’s ability to comply with any requirements imposed on us and Encore Bank by our respective regulators, and the potential negative consequences that may result;

•	the outcome of any legal proceedings that may be instituted against Encore or Cadence and others related to the merger agreement;

•	changes in accounting principles, policies and guidelines applicable to financial holding companies and banking;

•	changes in general economic business conditions;

•	inability to attract and retain deposits;

•	changes in the level of non-performing assets and charge-offs;

•	changes in the financial performance and/or condition of borrowers;

•	inflation, interest rate, cost of funds, securities market and monetary fluctuations;

•	changes in the competitive environment in which we operate; and

•	additional factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 under the headings “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk.”

See the section entitled “Where You Can Find More Information.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Encore’s shareholders as part of the solicitation of proxies by Encore’s board of directors for use at the special meeting to be held on Thursday, May 10, 2012, starting at 10:00 a.m. (local time), at Nine Greenway Plaza, Suite 1100, Houston, Texas 77046, or at any adjournment or postponement thereof. The purpose of the special meeting is for Encore’s shareholders to consider and vote on the approval of the merger agreement and the transactions contemplated thereby (including the merger), the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and the approval of the adjournment of the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger agreement. Encore’s shareholders must approve the merger agreement and the transactions contemplated thereby (including the merger) in order for the merger to occur. If Encore’s shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is included this proxy statement as Appendix A. You are urged to read the merger agreement in its entirety.

Recommendation of Encore’s Board of Directors

Encore’s board of directors has determined that the merger agreement and the transactions contemplated thereby (including the merger) are fair to and in the best interests of Encore and its shareholders, and approved the merger agreement and the transactions contemplated thereby (including the merger). Encore’s board of directors recommends that Encore shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby (including the merger), “FOR” approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” adjournment of the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger agreement. See the section entitled “The Merger—Reasons for the Merger and Recommendation of Encore’s Board of Directors.”

Record Date and Quorum

We have fixed the close of business on April 11, 2012 as the record date for the special meeting, and only holders of record of Encore common stock on the record date are entitled to vote at the special meeting. As of the record date, there were 11,885,486 shares of Encore common stock outstanding and entitled to vote. Each share of Encore common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Encore common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Encore common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Vote Required for Approval

Approval of the merger agreement and the transactions contemplated thereby (including the merger) requires the affirmative vote of holders of two-thirds of the outstanding shares of Encore common stock entitled to vote at the special meeting. Because approval is based on the affirmative vote of two-thirds of the shares outstanding, a failure to vote, a broker non-vote or an abstention will have the same effect as a vote against this proposal.

Approval of the advisory (non-binding) vote on compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger requires the affirmative vote of a majority of shares of Encore common stock entitled to vote and represented in person or by proxy at the special meeting. An abstention or a broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of shares of Encore common stock entitled to vote and represented in person or by proxy at the special meeting, even if less than a quorum. An abstention or a broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

Shares Held in “Street Name”; Broker Non-Votes

If your shares of Encore common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee. Brokers, banks or other nominees who hold shares of Encore common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented at the meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Encore common stock in “street name,” your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Because it is expected that brokers, banks and other nominees will not have discretionary authority to vote on any of the proposals before the special meeting, Encore anticipates that there will not be any broker non-votes in connection with any proposal.

Shares Held by Directors and Officers

As of the record date, directors and executive officers of Encore and their affiliates beneficially owned and were entitled to vote approximately 2,662,262 shares of Encore common stock, representing approximately 22% of the shares of Encore common stock outstanding on that date, and held options to purchase 127,000 shares of Encore common stock. Certain of the directors and officers of Encore have entered into voting agreements with Cadence pursuant to which they have agreed, solely in their capacity as Encore shareholders, to vote all of their shares of Encore common stock in favor of the approval of the merger agreement. As of the record date, the directors and officers that are party to the voting agreements owned and were entitled to vote an aggregate of approximately 2,533,840 shares of Encore common stock, representing approximately 21% of the shares of Encore common stock outstanding on that date. As of the record date, Cadence and its subsidiaries held no shares of Encore common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held no shares of Encore common stock. See the section entitled “The Merger—Interests of Encore’s Directors and Executive Officers in the Merger.”

Proxies and Revocation

If you are a shareholder of record of your shares of Encore common stock and you submit a proxy by telephone or the Internet by 11:59 p.m. (Eastern time) on the date prior to the date of the special meeting or by returning a signed and dated proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and the transactions contemplated thereby (including the merger), “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, “FOR” the adjournment or postponement of the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger agreement, and in accordance with the recommendations of Encore’s board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof.

Proxies received by Encore before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a shareholder of record of shares of Encore common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting by:

•	delivering to Encore’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy card, relating to the same shares of Encore common stock and bearing a later date; or

•

submitting another proxy by telephone or on the Internet by 11:59 p.m. (Eastern time) on the date prior to the date of the special meeting (the last telephone or Internet voting instructions will be followed).

If you are a “street name” holder of Encore common stock, you should contact your broker, bank or other nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Encore Bancshares, Inc.

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

Attn: Corporate Secretary

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to subsequent reconvening.

Solicitation of Proxies

Encore will bear the cost of proxy solicitation for the special meeting. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Encore, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Encore will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Encore has retained Phoenix Advisory Partners to assist in its solicitation of proxies at the special meeting. Encore will pay Phoenix Advisory Partners a base fee of $10,000 for proxy solicitation services. Encore will reimburse Phoenix Advisory Partners for reasonable expenses it incurs in connection with its engagement.

Attending the Meeting

All holders of Encore common stock, including shareholders of record and shareholders who hold their shares through a broker, bank, trust or other nominee, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank, trust or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Encore reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Encore’s express written consent.

Questions and Additional Information

If you have questions about the special meeting, the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, Encore shareholders should contact Phoenix Advisory Partners at 110 Wall Street, 27th Floor, New York, NY 10005 or toll-free at (877) 478-5038 (brokers and banks should call (212) 493-3910).

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those exhibits) will be provided without charge to each person to whom this proxy statement is delivered as a record or beneficial owner of shares of Encore common stock upon written or oral request of such person. A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days before the special meeting at Encore’s principal executive offices.

THE MERGER

The following information describes the material aspects of the merger. This description does not purport to be complete, and is qualified in its entirety by reference to the merger agreement which is included in this proxy statement as Appendix A. Encore shareholders are urged to read the merger agreement in its entirety.

Parties to the Merger

Encore Bancshares, Inc.

Encore Bancshares, Inc. is a financial holding company headquartered in Houston, Texas and offers a broad range of banking, wealth management and insurance services through Encore Bank, N.A. and its affiliated companies. Headquartered in Houston, and with approximately $1.5 billion in assets at December 31, 2011, Encore Bank offers a full range of business and personal banking products and services, as well as financial planning, wealth management, trust and insurance products through its trust division, Encore Trust, and its affiliated companies, Linscomb & Williams, Inc. and Town & Country Insurance Agency, Inc. Encore Bank operates 12 private client offices in the greater Houston area. Encore’s common stock is listed on the NASDAQ Global Market under the symbol “EBTX.”

Encore Bancshares, Inc.

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

Telephone: (713) 787-3100

Cadence Bancorp, LLC

Cadence Bancorp, LLC, formerly Community Bancorp, LLC, is a Delaware limited liability company and bank holding company headquartered in Houston, Texas. Cadence raised equity capital commitments of $1.0 billion in 2010 for the purpose of making investments in the U.S. banking sector, with a particular focus on community banks that are well positioned to benefit from the equity capital, management and industry expertise Cadence can provide. Today, through Cadence Bank, N.A., Cadence has over 100 locations in six states, including Florida, Georgia, Alabama, Mississippi, Tennessee and Texas.

Cadence Bancorp, LLC

2800 Post Oak Boulevard, Suite 3800

Houston, Texas, 77056

Telephone: (713) 235-8803

EMS Sub I, Inc.

EMS Sub I, Inc., a wholly owned subsidiary of Cadence, is a Texas corporation formed on March 1, 2012 for the purpose of effecting the merger. At the effective time of the merger, EMS Sub will be merged with and into Encore, and the name of the resulting company will be Encore Bancshares, Inc. EMS Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

EMS Sub I, Inc.

c/o Cadence Bancorp, LLC

2800 Post Oak Boulevard, Suite 3800

Houston, Texas, 77056

Telephone: (713) 235-8803

Background of the Merger

Encore’s board of directors has periodically discussed and reviewed Encore’s business, strategic direction, performance and prospects in the context of developments in the financial services industry and the competitive landscape in the markets in which Encore operates and elsewhere. Encore’s board of directors has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance the company’s competitive strengths and strategic position. Also, senior management of Encore has, from time to time, had informal discussions with representatives of other financial institutions regarding industry trends and issues and exploratory discussions of the potential benefits and issues arising from possible combinations among various industry players.

In early 2011, James S. D’Agostino, Jr., Encore’s Chairman and Chief Executive Officer, was approached by Paul B. Murphy, Jr., Chief Executive Officer of Cadence. Mr. Murphy expressed interest in Encore. Mr. D’Agostino reported the expression of interest to Encore’s board of directors, but the board elected not to pursue this interest. In late 2011, Mr. D’Agostino and Walter M. Mischer, Encore’s lead independent director, were approached by Mr. Murphy who again expressed interest in Encore. Encore and Cadence then entered into a confidentiality agreement on December 13, 2011. Over the next few weeks, Encore continued work on completing its 2011 year end financials. At a regularly scheduled board meeting held on January 25, 2012, senior management of Encore discussed the company’s business, strategy and future prospects with the board, and representatives of Sandler O’Neill, the company’s financial advisor, discussed the current environment in the financial services industry. Mr. D’Agostino and Mr. Mischer reported to the board that Cadence had asked for confidential information and that Encore had signed a confidentiality agreement with Cadence.

Encore’s board of directors met again on February 2, 2012 to discuss its willingness to provide Cadence with non-public diligence information. Representatives of Sandler O’Neill were also present at the board meeting. Encore’s board of directors authorized Mr. D’Agostino to engage in exploratory discussions with Cadence to determine its level of interest in a potential transaction. Encore’s board of directors authorized Mr. D’Agostino and Mr. Mischer to request that Cadence deliver a written indication of interest if they wished to obtain access to non-public information and that such indication be at a minimum of 2.4x of Encore’s tangible book value (which we refer to as TBV), which was the equivalent of $20.62 per share (and which represented the highest such multiple since 2007 for a Texas bank transaction with a deal value of at least $100 million), and be for an all-cash transaction without any financing contingencies.

Following the board meeting, on February 3, 2012, Mr. D’Agostino and Mr. Mischer met with Mr. Murphy and informed Mr. Murphy of the conditions that the board required to justify providing non-public diligence information to Cadence. Mr. Mischer and Mr. D’Agostino asked that if Cadence were to deliver a formal preliminary indication of interest that it do so promptly.

On February 18, 2012, Cadence delivered a preliminary indication of interest to Encore’s board of directors. The indication of interest provided that, subject to confirmatory due diligence, Cadence would be prepared to undertake an all-cash transaction with a price of $20.00 per share of Encore common stock. The indication of interest also stated that the offer would be revoked if Encore were to commence an auction or other process and that Cadence would not participate in any such process.

On February 20, 2012, Encore’s board of directors held a special meeting. At this meeting, the board met with senior management of Encore and the company’s outside advisors, including representatives of Sandler O’Neill and Wachtell, Lipton, Rosen & Katz, the company’s legal counsel. The board discussed Cadence’s proposal, Encore’s business and other strategic alternatives. The board resolved that Cadence should be requested to increase its price to at least $20.62.

Following Encore’s board meeting, Mr. D’Agostino informed Mr. Murphy that Encore would be willing to continue discussions relating to the key terms of a transaction and permit Cadence to commence its due diligence investigation only if Cadence submitted a revised indication of interest with a price of at least $20.62. On February 21, 2012, Cadence submitted a revised indication with a per share purchase price of $20.62 in cash and also indicated that the offer would be revoked if Encore were to commence an auction or other process and that Cadence would not participate in any such process.

Over the course of the next two weeks, Cadence conducted a comprehensive due diligence investigation of Encore, and counsel to Cadence and Encore, working with the companies, began to draft and negotiate definitive transaction documentation. Encore regularly updated its board regarding the status of negotiations and the status of Cadence’s ongoing due diligence investigation.

During the week of February 27, 2012, another financial institution expressed interest in a potential acquisition of Encore to Mr. D’Agostino and representatives of Sandler O’Neill. Mr. D’Agostino updated Encore’s board of directors of the interest and the board determined that in order for discussions to proceed the financial institution would need to be willing to pay at least $20.62 in cash. Mr. D’Agostino and representatives of Sandler O’Neill informed the financial institution of this requirement and that if it were interested it should respond quickly. Encore did not receive any response from this financial institution.

On March 4, 2012, following the conclusion of its due diligence investigation, Mr. Murphy called Mr. D’Agostino and informed him that Cadence’s board of directors had met on March 4 and approved the merger agreement and the transactions contemplated thereby.

On March 5, 2012, Encore’s board of directors met. Mr. D’Agostino updated the board on the progress of negotiations with Cadence, described the key elements of the proposed merger and discussed with the board the strategic reasons for the proposed merger as well as potential alternatives. Representatives of Sandler O’Neill then presented a summary of its financial analysis of the proposed merger and delivered its opinion that, as of that date, the consideration to be received by Encore’s shareholders in the merger was fair to the holders of Encore common stock from a financial point of view. Representatives of Wachtell, Lipton, Rosen & Katz described the board’s duties and responsibilities and described the key terms of the merger and the merger agreement. Following discussion and deliberations, Encore’s board of directors approved the merger agreement and the transactions contemplated thereby (including the merger) and resolved to recommend that Encore’s shareholders vote to approve the merger agreement and the transactions contemplated thereby (including the merger).

Following approval of each board of directors, the parties and their counsel finalized the definitive documentation for the transaction. Thereafter, the parties executed the merger agreement, certain directors and officers of Encore entered into voting and support agreements with Cadence, and on March 6, 2012, the transaction was announced in a joint press release.

Reasons for the Merger and Recommendation of Encore’s Board of Directors

Encore’s board of directors believes that the merger is fair to and in the best interests of Encore and its shareholders. Accordingly, Encore’s board of directors has approved the merger agreement and the transactions contemplated thereby (including the merger) and recommends that Encore shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby (including the merger).

In approving the merger agreement and the transactions contemplated thereby (including the merger), Encore’s board of directors consulted with its financial advisor with respect to the financial aspects and fairness of the proposed merger from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. The terms of the merger agreement, including the consideration to be paid to Encore shareholders, were the result of arm’s length negotiations between representatives of Cadence and Encore. In evaluating whether to approve the merger agreement, Encore’s board of directors considered a number of factors, including, without limitation, the following:

•

its knowledge of the current environment in the financial services industry, including national and regional economic conditions, the continued consolidation of financial services institutions, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions and the likely effects of these factors on Encore’s potential growth, development, productivity, profitability and strategic options, and the historical market prices of Encore common stock;

•

the opinion of Sandler O’Neill dated March 5, 2012 delivered to Encore’s board of directors as to the fairness, from a financial point of view as of the date of the opinion, of the $20.62 per share cash merger consideration to be received by holders of Encore common stock pursuant to the merger. See Appendix C to this proxy statement and “—Opinion of Encore’s Financial Advisor” for more information on Sandler O’Neill’s analyses and opinion, including the assumptions made, matters considered and limitations stated;

•

the current and historical prices of Encore common stock and the fact that the merger consideration of $20.62 in cash per share of Encore common stock represented a premium of approximately 38% over the closing price of Encore common stock on March 5, 2012, the date immediately prior to the announcement of the merger agreement;

•	the fact that the merger consideration of $20.62 in cash per share of common stock represented 2.4x TBV, which is at the high end of TBV multiples in comparable transactions since January 1, 2010;

•	the review undertaken by Encore’s board of directors and management with respect to Encore’s business and prospects;

•

the fact that the proposed merger is for all cash, which provides a specific value to Encore shareholders compared to a hypothetical transaction pursuant to which shareholders receive stock or other non-cash consideration that could fluctuate in value;

•	Cadence’s ability to negotiate and execute a definitive agreement and to complete the merger on an timely basis and the likelihood of consummating the transaction generally;

•

subject to certain conditions, including the payment of a termination fee under certain circumstances, the terms of the merger agreement that allow Encore’s board of directors to exercise its fiduciary duties to consider potential alternative transactions and to withdraw its recommendation to Encore shareholders to approve the merger agreement;

•	the terms of the merger agreement generally and the non-economic terms of the transaction, including the impact on existing customers and employees;

•	the financial condition and resources of Cadence;

•	the likelihood that the transaction will be approved by regulatory authorities; and

•

the fact that holders of Encore common stock who do not vote to approve the merger agreement and who comply with all other applicable statutory procedures for asserting dissenters’ rights of appraisal will be entitled to exercise dissenters’ rights of appraisal under Texas law.

Encore’s board of directors also considered a number of countervailing risks and factors concerning the proposed merger. These countervailing risks and factors included, without limitation, the following:

•

the fact that Encore would no longer exist as an independent company and our shareholders would be unable to participate in any future earnings, if any, or receive any benefit from any future increase in value of Encore;

•	the fact that an all-cash transaction would be taxable to Encore shareholders for U.S. federal income tax purposes;

•

the interests of Encore’s directors and officers in the merger as described in the section entitled “—Interests of Encore’s Directors and Executive Officers in the Merger” and the entrance of certain of Encore’s directors and officers into voting and support agreements with Cadence as described in the section entitled “The Merger Agreement—Voting Agreements;”

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•

the fact that, pursuant to the merger agreement, Encore must generally conduct its business in the ordinary course and is subject to certain restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent Encore from pursuing business opportunities that may arise or preclude actions that would be advisable if Encore was to remain an independent company; and

•

the restrictions on Encore’s ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving Encore, and the $9.9 million termination fee payable to Cadence upon the occurrence of certain events, and the possible deterrent effect that paying such fee might have on the desire of other potential acquirers to propose an alternative transaction that may be more advantageous to Encore shareholders.

The foregoing discussion of the factors considered by Encore’s board of directors is not intended to be exhaustive, but is believed to include all material factors considered by Encore’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Encore’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Encore’s board of directors may have given different weight to different factors. Encore’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Encore management and Encore’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of Encore’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note About Forward-Looking Statements.”

Opinion of Encore’s Financial Advisor

By letter dated February 22, 2012, Encore retained Sandler O’Neill to act as its financial advisor in connection with a sale of Encore. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Encore in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement among Encore, Cadence and Merger Sub. At the March 5, 2012 meeting at which Encore’s board of directors considered and approved the merger agreement, subject to satisfactory resolution of certain outstanding issues, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the merger consideration was fair to the holders of Encore common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is included in this proxy statement as Appendix C. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Encore shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger.

Sandler O’Neill’s opinion speaks only as of the date of its opinion. The opinion was directed to Encore’s board and is directed only to the fairness of the merger consideration to Encore shareholders from a financial point of view. It does not address the underlying business decision of Encore to engage in the merger or any other aspect of the merger and is not a recommendation to any Encore shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter. In connection with rendering its March 5, 2012 opinion, Sandler O’Neill reviewed and considered, among other things:

(i)	the merger agreement;

(ii)	certain publicly available financial statements and other historical financial information of Encore that Sandler O’Neill deemed relevant;

(iii)	certain financial statements of Cadence that Sandler O’Neill deemed relevant in determining Cadence’s financial ability to undertake the merger;

(iv)	internal financial projections for Encore for the years ending December 31, 2012 through December 31, 2014 as provided by and discussed with senior management of Encore;

(v)	a comparison of certain financial and other information for Encore with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

(vi)	the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

(vii)	the current market environment generally and in the commercial banking sector in particular; and

(viii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Encore the business, financial condition, results of operations and prospects of Encore.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Encore and Cadence or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill has further relied on the assurances of the management of Encore that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Encore or any of its subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Encore, Cadence or the combined entity after the Merger and Sandler O’Neill has not reviewed any individual credit files relating to Encore or Cadence. Sandler O’Neill has assumed, with Encore’s consent, that the respective allowances for loan losses for both Encore and Cadence are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

Sandler O’Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Encore or Cadence since the date of the most recent financial data made available to Sandler O’Neill. Sandler O’Neill has also assumed in all respects material to Sandler O’Neill’s analysis that Encore would remain as a going concern for all periods relevant to Sandler O’Neill’s analyses. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.

Sandler O’Neill’s opinion was directed to Encore’s board of directors in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of Encore as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to holders of Encore common stock and does not address the underlying business decision of Encore to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for

Encore or the effect of any other transaction in which Encore might engage. The opinion may not be reproduced or used for any other purposes without Sandler O’Neill’s prior written consent, which consent may not be unreasonably withheld. The opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Encore’s officers, directors or employees, or class of such persons, relative to the compensation to be received in the merger by any other Encore shareholders.

In rendering its March 5, 2012 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Encore and Cadence and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Encore and Cadence and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Encore, Cadence and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Encore’s board of directors at its March 5, 2012 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by Encore’s board in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision of Encore’s board of directors or management with respect to the fairness of the merger.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Using $20.62 per share in cash, Sandler O’Neill calculated an aggregate transaction value of $247.4 million. Based upon financial information as or for the 12-month period ended December 31, 2011, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Transaction Value per Share / Stated Book Value per Share:	171%
Transaction Value per Share / Tangible Book Value per Share:	240%
Price per Share / 2011 Core Earnings per Share(1):	44.4	x
Price per Share / 2012 Est. Earnings per Share(2):	22.9	x
Core Deposit Premium(3):	16.3%
Market Premium(4):	37.7%

(1)	2011 Core Earnings per Share excludes one-time charge related to the acceleration of the discount on Encore’s TARP Preferred Stock.
(2)	2012 Earnings per Share estimate as per Encore management guidance.
(3)	Core deposits exclude time deposits with account balances greater than $100,000. Core deposit premium calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.
(4)	Based on the closing price of Encore common stock as of March 2, 2012 of $14.98.

The aggregate transaction value of approximately $247.4 million is based upon the offer price per share of $20.62, and share counts as of December 31, 2011 including 11,657,490 shares of Encore common stock outstanding, 491,750 options outstanding with a weighted average strike price of $11.17 and 364,026 warrants with an exercise price of $14.01.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Encore’s common stock and the relationship between the movements in the prices of Encore’s common stock to movements in certain stock indices, including the NASDAQ Bank Index and the weighted average performance (based upon market capitalization) of a peer group of publicly traded Texas banks and thrifts, selected by Sandler O’Neill. The institutions included in the Texas peer group are identified under “Comparable Company Analysis” below.

As reflected in the tables shown below, during the one-year period ending March 2, 2012, Encore’s common stock outperformed the various indices and peer groups to which it was compared.

Encore’s One Year Stock Performance

	Beginning Index Value March 2, 2011	Ending Index Value March 2, 2012
Encore	100%	124%
Encore Texas Peers	100%	104%
NASDAQ Bank Index	100%	95%

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Encore and a group of financial institutions selected by Sandler O’Neill. The Encore peer group consisted of publicly traded commercial banks and thrifts headquartered in Texas with assets between $1.0 billion and $25.0 billion:

Cullen/Frost Bankers, Inc.	OmniAmerican Bancorp, Inc.
First Financial Bankshares, Inc.	Prosperity Bancshares, Inc.
Guaranty Bancshares, Inc.	Southside Bancshares, Inc.
International Bancshares Corporation	Texas Capital Bancshares, Inc.
MetroCorp Bancshares, Inc.	ViewPoint Financial Group, Inc.
North Dallas Bank & Trust Co.

The analysis compared publicly available financial and market trading information for Encore and the median financial and market trading information for the Encore peer group as of and for the period ended December 31, 2011. The table below sets forth the data for Encore and the median data for the Encore peer group as of and for the 12-month period ended December 31, 2011, with pricing data as of March 2, 2012.

Comparable Group Analysis

	Encore	Peer Group Median Result
Total Assets (in millions)	$1,523	$3,308
Loans / Deposits	93.0%	62.6%
Tangible Common Equity / Tangible Assets	6.76%	8.82%
Total Risk Based Capital Ratio	14.48%	18.74%
Non-performing Assets / Assets(1)	1.12%	0.71%
Loan Loss Reserve / Gross Loans	1.75%	1.38%
Net Charge-Offs / Average Loans	0.77%	0.27%
Return on Average Assets	0.49%	1.11%
Return on Average Equity	4.25%	9.36%
Net Interest Margin	3.37%	3.61%
Efficiency Ratio	72.9%	59.6%
Price / Tangible Book Value	174%	122%
Price / Est. 2012 Earnings per Share(2)	18.7x	15.2x
Dividend Yield	0.00%	1.82%
Market Capitalization (in millions)	$175	$496

(1)	Non-performing assets include nonaccrual loans, restructured loans and OREO.
(2)	Closing price divided by median analyst estimate for 2012 as of March 2, 2012; source: FactSet First Call.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 13 merger transactions announced from January 1, 2010 through March 2, 2012 involving nationwide commercial banks and thrifts with announced transaction values of $100 million to $600 million and target non-performing assets to total assets of less than 4.0%. Additionally, Sandler O’Neill reviewed eight merger transactions announced from January 1, 2010 through March 2, 2012 involving banks and thrifts headquartered in Texas with announced transaction values of $20 million and greater. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last 12 months’ earnings per share, transaction price to stated book value, transaction price to stated tangible book value, core deposit premium and transaction price to seller price two days before announcement of the merger agreement. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Merger Transactions

	Cadence/ Encore		Nationwide Median Result		Texas Median Result
Transaction Price / Stated Book Value	171%		138%		153%
Transaction Price / Tangible Book Value	240%		174%		166%
Transaction Price / Last Twelve Months Earnings per Share(1)	44.4	x	23.3	x	15.3	x
Tangible Book Premium / Core Deposits(2)	16.3%		7.6%		8.8%
Transaction Price / Seller Price 2 Days Before Announcement(3)	37.7%		55.5%		27.6%

(1)	2011 Last Twelve Months Earnings per Share for Encore excludes one-time charge related to the acceleration of the discount on Encore’s TARP Preferred Stock.
(2)	Core deposits exclude time deposits with account balances greater than $100,000. Core deposit premium calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.
(3)	Based on the closing price of Encore common stock as of March 2, 2012 of $14.98.

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the present value per common share of Encore through December 31, 2014, assuming that Encore performed in accordance with the financial projections for 2012 to 2014 provided by management. To approximate the terminal value of Encore common stock at December 31, 2014, Sandler O’Neill applied price to last twelve months earnings multiples of 12.0x to 20.0x and multiples of tangible book value ranging from 125% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 8.00% to 14.15% which were selected to reflect different assumptions regarding desired rates of return of holders of Encore common stock. In addition, the terminal value of Encore common stock at December 31, 2014 was calculated using the same range of price to last twelve months earnings multiples (12.0x to 20.0x) applied to a range of discounts and premiums to Encore management’s budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 14.15% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Encore common stock of $12.20 to $23.91 when applying the price/earnings multiples to the matched budget, $10.31 to $21.84 when applying multiples of tangible book value to the matched budget and $9.11 to $25.31 when applying the price/earnings multiples to the -25% to +25% budget range.

	Earnings Per Share Multiples
Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
8.0%	$14.35	$16.74	$19.13	$21.52	$23.91
9.0%	$13.95	$16.28	$18.61	$20.93	$23.26
10.0%	$13.58	$15.84	$18.10	$20.37	$22.63
11.0%	$13.21	$15.42	$17.62	$19.82	$22.02
12.0%	$12.86	$15.01	$17.15	$19.29	$21.44
13.0%	$12.52	$14.61	$16.70	$18.79	$20.87
14.0%	$12.20	$14.23	$16.26	$18.30	$20.33

	Tangible Book Value Multiples
Discount Rate	125%	150%	175%	200%	225%
8.0%	$12.13	$14.56	$16.98	$19.41	$21.84
9.0%	$11.80	$14.16	$16.52	$18.88	$21.24
10.0%	$11.48	$13.78	$16.07	$18.37	$20.67
11.0%	$11.17	$13.41	$15.64	$17.88	$20.11
12.0%	$10.88	$13.05	$15.23	$17.40	$19.58
13.0%	$10.59	$12.71	$14.83	$16.95	$19.06
14.0%	$10.31	$12.38	$14.44	$16.50	$18.57

(Under)/Over	Earnings Per Share Multiples
Budget	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$9.11	$10.63	$12.15	$13.67	$15.19
(20.0%)	$9.72	$11.34	$12.96	$14.58	$16.20
(15.0%)	$10.33	$12.05	$13.77	$15.49	$17.21
(10.0%)	$10.93	$12.76	$14.58	$16.40	$18.22
(5.0%)	$11.54	$13.47	$15.39	$17.31	$19.24
0.0%	$12.15	$14.17	$16.20	$18.22	$20.25
5.0%	$12.76	$14.88	$17.01	$19.14	$21.26
10.0%	$13.36	$15.59	$17.82	$20.05	$22.27
15.0%	$13.97	$16.30	$18.63	$20.96	$23.29
20.0%	$14.58	$17.01	$19.44	$21.87	$24.30
25.0%	$15.19	$17.72	$20.25	$22.78	$25.31

In connection with its analyses, Sandler O’Neill considered and discussed with Encore’s board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Capital Ratios. Based on public information and other information received from Cadence, Sandler O’Neill analyzed Cadence’s capacity to consummate the proposed transaction and the pro forma capital ratio projections of the combined entity as discussed with senior management of Cadence, and determined them to be as follows:

Pro Forma Combined Equity
Tangible Common Equity / Tangible Assets	9.70%
Tier 1 Leverage Ratio	10.00%
Tier 1 Capital Ratio	13.80%
Total Capital Ratio	16.00%

Miscellaneous. Sandler O’Neill acted as Encore’s financial advisor in connection with the merger and will receive a fee for its services which is contingent and payable upon the completion of the merger. Sandler O’Neill will also receive a fee for rendering its opinion. Encore has agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Encore and Cadence and their respective affiliates.

Interests of Encore’s Directors and Executive Officers in the Merger

In considering the recommendation of Encore’s board of directors that you vote to approve the merger agreement and the transactions contemplated thereby (including the merger), you should be aware that Encore’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Encore shareholders generally. The members of Encore’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved. For purposes of all of Encore’s agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Treatment of Outstanding Equity Awards

The merger agreement provides that, as of the effective time of the merger, each option to purchase shares of Encore common stock that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, as soon as practicable after the effective time, a lump sum cash payment equal to the product of (i) the number of shares subject to such option and (ii) the excess of the merger consideration over the exercise price per share of such option, less applicable tax withholding. In addition, the merger agreement provides that as of the effective time of the merger, each restricted share of Encore common stock that is outstanding immediately prior to the effective time will by virtue of the merger fully vest and be treated as an outstanding share of Encore common stock under the merger agreement entitled to receive the merger consideration, less applicable tax withholding.

The following table summarizes, as of April 11, 2012, with respect to (1) each Encore named executive officer, (2) all executive officers other than the named executive officers, as a group, and (3) all non-employee directors, as a group, the value (based on the merger consideration of $20.62) of outstanding equity awards that vest in connection with the merger:

Name	Shares of Encore Common Stock Subject to Unvested Options	Aggregate Spread Value of Unvested Options	Number for Shares of Restricted Stock	Aggregate Value of Restricted Stock
James S. D’Agostino, Jr.	0	$0	13,500	$278,370
L. Anderson Creel(1)	0	$0	0	$0
Preston Moore	0	$0	70,000	$1,443,400
Carmen A. Jordan	0	$0	46,000	$948,520
J. Harold Williams	0	$0	0	$0
Other Executive Officers (3 individuals)	0	$0	75,291	$1,552,500
Non-Employee Directors (7 individuals)	0	$0	56,000	$1,154,720

(1)	Mr. Creel retired as Encore’s Chief Financial Officer effective December 31, 2011.

Employment and Change of Control Arrangements

Each of Encore’s executive officers have previously entered into arrangements with Encore that provide for benefits in the event of a termination of employment by Encore or a successor entity without “cause” (as defined in the applicable arrangement) or a resignation by the executive officer for “good reason,” in each case during the two-year period immediately following a change of control of Encore. “Good reason” is generally defined in these arrangements as an adverse change in the executive’s position (including as a result of a diminution in duties, assignment of duties that are inconsistent with the executive’s title or a material relocation of primary workplace), a reduction in base salary, the elimination of material benefit programs, diminishing the aggregate value of benefits provided to the executive under Encore’s medical, health, dental, accident, disability, life or other insurance, stock purchase or retirement plans or the failure to obtain the assumption and acknowledgment of the employment or change of control arrangement.

In the event of a qualifying termination during the two-year period immediately following a change of control, the executive officers, including all of the named executive officers, will be entitled to (i) a lump sum payment equal to two times the sum of (a) the executive officer’s annual base salary plus (b) two times the average of all bonus, profits sharing and other incentive payments made by Encore or the employing entity to the executive officer over the prior two years, and (ii) comparable benefits equal in value to each of the life, health, accident and disability benefits to which the executive officer was entitled prior to the termination of employment for a two-year period following termination of employment.

Payments under the employment and change in control arrangements entered into with Encore’s executive officers are generally conditioned on the execution and nonrevocation of a general release in favor of Encore. In addition, the employment and change of control arrangement with one executive officer (Mr. Williams) provides restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions that apply during the employment period and the one-year period following termination of employment. The employment and change in control arrangements also generally provide for a reduction in compensation and benefits payable to the executive officer in the event that such reduction would avoid excise taxes under Section 4999 of the Code and result in a better after-tax outcome for the executive.

Quantification of the Payments and Benefits under the Individual Arrangements

For an estimate of the amounts payable to Encore’s named executive officers under the individual arrangements described above in connection with a qualifying termination of employment following the merger, see the section entitled “Interests of Encore’s Directors and Executive Officers in the Merger—Golden Parachute Compensation for Encore’s Named Executive Officers.” The estimated aggregate amount of the cash severance payments described above that would be payable to Encore’s executive officers (excluding the named executive officers), assuming that the effective time of the merger was April 11, 2012 and that all executive officers (excluding the named executive officers) experienced a qualifying termination of employment at such time, is approximately $1,432,000.

Golden Parachute Compensation for Encore’s Named Executive Officers

The following table sets forth the amount of payments and benefits that each named executive officer of Encore would receive in connection with the merger, assuming the completion of the merger occurred on April 11, 2012, and the employment of the applicable named executive officer was terminated on such date by the surviving corporation of the merger for any reason other than cause, death, disability or retirement or by the named executive officer for good reason. The payments and benefits require an advisory vote of Encore’s shareholders, as described in the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 2),” but these payments and benefits will be made regardless of the outcome of the vote.

Golden Parachute Compensation

Name	Cash Severance(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits(3)	Total
James S. D’Agostino, Jr.	$814,250	$278,370	$0	$38,178	$1,130,798
L. Anderson Creel(4)	$0	$0	$0	$0	$0
Preston Moore	$1,000,000	$1,443,400	$0	$38,646	$2,482,046
Carmen A. Jordan	$835,000	$948,520	$0	$38,646	$1,822,166
J. Harold Williams	$1,117,523	$0	$0	$62,714	$1,180,237

(1)	As described above, named executive officers are entitled to a cash severance payment upon termination of employment without “cause” or resignation for “good reason” that is equal to two times the sum of (i) the named executive officer’s annual base salary plus (ii) two times the average of all bonus, profits sharing and other incentive payments made by Encore or the employing entity to the named executive officer over the prior two years. The severance payments are “double-trigger” and would be paid in a lump sum in the event that the named executive officer’s employment is terminated by Encore without “cause” or the named executive officer resigns with “good reason” during the two-year period immediately following the merger. The cash severance payments are contingent upon the execution of a release of claims in favor of the surviving corporation and its affiliates. In addition, Mr. Williams’ employment agreement requires him to comply with restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions that apply during the employment period and the one-year period following termination of employment (reduced to six months if Mr. Williams’ employment is terminated other than for disability or cause).
(2)	These amounts assume a price per share of Encore common stock of $20.62. All unvested Encore equity awards outstanding immediately prior to the effective time will by virtue of the merger fully vest (single trigger).

(3)	Upon a qualifying termination of employment during the two-year period immediately following the completion of the merger, each of the named executive officers is entitled to continuing life, health, accident and disability benefits for a two-year period following termination of employment.
(4)	Mr. Creel retired as Encore’s Chief Financial Officer effective December 31, 2011.

No Compensation Payable to Cadence Executive Officers

None of Cadence’s executive officers are entitled to receive compensation that is based on or otherwise relates to the merger.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance.

The merger agreement requires Cadence and the surviving corporation in the merger to maintain in effect for six years after completion of the merger the current rights of Encore directors and officers to indemnification under Encore’s or its subsidiaries’ articles of incorporation or bylaws (or comparable organization documents) or disclosed agreements of Encore. Cadence and the surviving corporation must also indemnify Encore’s directors and officers to the fullest extent permitted by law against any claim arising prior to the completion of the merger. In addition, the merger agreement requires Cadence to maintain for a period of six years after completion of the merger Encore’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger. However, Cadence is not required to incur annual premium payments greater than 250% of Encore’s current annual directors’ and officers’ liability insurance premium.

Effects on Encore if the Merger is Not Completed

If the merger is not complete for any reason, our shareholders will not receive the merger consideration, our current management, under the direction of Encore’s board of directors, will continue to manage us as a stand-alone, independent public company and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2011. See the section entitled “Where You Can Find More Information.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Encore common stock whose shares are exchanged for cash in the merger. The following discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the Code), the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

The following discussion applies only to holders of shares of Encore common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Encore common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Encore common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights, or holders who, at any time within the five-year period ending on the date of the merger, have owned, actually or constructively, 5% or more of the shares of Encore common stock).

As used herein, the term “U.S. holder” means a beneficial owner of shares of Encore common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources.

As used herein, the term “non-U.S. holder” means a beneficial owner of shares of Encore common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Encore common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Encore common stock, you should consult your tax advisor regarding the tax consequences of exchanging the shares of Encore common stock for cash pursuant to the merger.

Holders of Encore common stock should consult their tax advisors as to the particular tax consequences to them of the receipt of cash in exchange for shares of Encore common stock pursuant to the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Encore common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of Encore common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received in such exchange and (ii) the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Encore common stock (i.e., shares acquired for the same cost in a single transaction) exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to the discussion below in the section entitled “—Information Reporting and Backup Withholding,” a non-U.S. holder who receives cash in exchange for shares of Encore common stock pursuant to the merger generally will not be subject to U.S. federal income tax or withholding on any gain recognized unless:

•

the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder); or

•

the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Encore common stock for cash pursuant to the merger and certain other conditions are met.

Gain on the shares of Encore common stock that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder) will be subject to U.S. federal income tax on a net basis at the graduated rates applicable to U.S. persons generally (and, with respect to corporate non-U.S. holders, may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). Gain described in the second bullet of the preceding paragraph generally will be subject to a flat 30% tax (unless reduced or eliminated by an applicable income tax treaty), which may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of Encore common stock pursuant to the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service (which we refer to as the IRS) Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding, and should otherwise comply with the applicable backup withholding rules.

Payments made to non-U.S. holders in exchange for shares of Encore common stock pursuant to the merger effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Payments made to non-U.S. holder in exchange for shares of Encore common stock pursuant to the merger effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28%) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. U.S. holders and non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld, provided that such holders furnish the required information to the IRS in a timely manner.

Regulatory Approvals Required for the Merger

Encore and Cadence have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (which we refer to as the BHC Act).

In reviewing acquisition applications under Section 3 of the BHC Act, the Federal Reserve Board considers, among other factors: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the companies and the depository institutions concerned, (iii) the convenience and needs of the communities to be served, (iv) the effectiveness of the companies and the depository institutions concerned in combating money laundering activities and (v) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application for the merger, and it is authorized to hold a public meeting or other proceeding if it determines that such hearing or proceeding would be appropriate. As part of the review process the Federal Reserve Board frequently receives protests from community groups and others.

Under the Community Reinvestment Act of 1977 (which we refer to as the CRA), the Federal Reserve Board must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of the performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve Board considers the institution’s record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, each of Cadence Bank and Encore Bank was rated “Satisfactory” with respect to CRA compliance.

Encore and Cadence have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. We cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

We believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Encore or Cadence. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals.

Encore Unaudited Prospective Financial Information

Encore does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with diligence conducted by Cadence and the financial analysis conducted by Encore’s financial advisor, Sandler O’Neill, Encore provided Cadence and Sandler O’Neill with certain non-public unaudited prospective financial information based on estimates by Encore management. This information was prepared by Encore for internal purposes and was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles (which we refer to as GAAP).

The estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Encore operates, and the risks and uncertainties discussed in the section entitled “Cautionary Note About Forward-Looking Statements” and in our Annual Report on Form 10-K for the year ended December 31, 2011 under the headings “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk,” all of which are difficult to predict and many of which are outside the control of Encore and will be beyond the control of the surviving corporation. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the merger is completed. The inclusion in this proxy statement of the unaudited prospective financial information summarized below should not be regarded as an indication that Encore or Encore’s board of directors considered, or now considers, these forecasts to be a reliable predictor of future results. Readers of this proxy statement are cautioned not to place undue reliance on this information. None of the financial forecasts reflect any impact of the merger.

The financial forecasts summarized in this section were prepared by Encore’s management. Encore’s independent auditor has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, has not expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the prospective financial information.

By including in this proxy statement a summary of certain financial forecasts, neither Encore nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Encore or the surviving corporation compared to the information contained in the financial forecasts. The financial forecasts summarized in this section have not been updated to reflect any changes since the date they were prepared or the actual results of operations of Encore. Other than as required by law, Encore does not undertake any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Encore management’s estimates made available to Cadence and Sandler O’Neill reflected projected earnings per share, book value per share (calculated as of year-end) and tangible book value per share (calculated as of year-end) as summarized in the table below:

	2012	2013	2014
Earnings per share	$0.90	$1.22	$1.51
Book value per share	$12.86	$13.97	$15.48
Tangible book value per share	$9.48	$10.67	$12.23

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is included in this proxy statement as Appendix A and is incorporated by reference into this proxy statement. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

The merger agreement provides for the merger of EMS Sub I, Inc. (which we refer to as Merger Sub), a Texas corporation and wholly owned subsidiary of Cadence Bancorp, LLC, with and into Encore Bancshares, Inc, with Encore as the surviving entity in the merger. Following the merger, Encore will be a wholly owned subsidiary of Cadence. Each of the Encore, Cadence and Merger Sub boards of directors has approved the merger agreement and the transactions contemplated thereby.

Merger Consideration

Upon completion of the merger, each share of Encore common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Encore common stock held by Encore, Cadence or Merger Sub and shares of Encore common stock that are treasury shares, will be converted into the right to receive $20.62 in cash, without interest and less any applicable withholding taxes.

If the number of shares of Encore common stock changes before the merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be proportionately adjusted.

Preferred Stock

Upon completion of the merger, each share of Encore’s Senior Non-Cumulative Perpetual Preferred Stock, Series B (which we refer to as Encore’s Series B Preferred Stock) issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of preferred stock of the surviving corporation in the merger which shall be designated as Senior Non-Cumulative Perpetual Preferred Stock, Series B of the surviving corporation and which shall entitle its holders to dividends from the date of its issuance on terms that are equivalent to the terms of Encore’s Series B Preferred Stock and which shall otherwise have rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of Encore’s Series B Preferred Stock immediately prior to the effective time, taken as a whole.

Warrants

Upon completion of the merger, each warrant to purchase shares of Encore common stock issued and outstanding immediately prior to the effective time shall become exercisable solely for the right to receive the merger consideration that the Encore common stock issuable upon exercise of such warrant immediately prior to the effective time would have been entitled to receive at the effective time of the merger.

Dissenting Shares

Shares of Encore common stock that are issued and outstanding immediately prior to the effective time of the merger that are held by a shareholder who did not vote in favor of the merger (or consent thereto in writing) and who is entitled to demand, and properly demands fair value of such shares pursuant to, and who complies in all respects with the provisions of Section 10.356 of the Texas Business Organizations Code (which we refer to as the TBOC), shall not be converted into the right to receive the merger consideration. Instead, any such shareholder will only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 10.356 of the TBOC. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for the rights provided pursuant to the provisions of Section 10.366 of the TBOC and the merger agreement. In the event a shareholder withdraws or loses (through failure to perfect or otherwise) the right to demand or receive fair value of such shares of Encore common stock provided for pursuant to the TBOC, then the rights of such holder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. Encore is required to give Cadence prompt notice of its receipt of any notices to exercise dissenter’s rights with respect to any shares of Encore common stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by Encore relating to dissenters’ rights, and Cadence has the right to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. Encore will not voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment without the prior written consent of Cadence.

These rights in general are discussed more fully in the section entitled “Dissenters’ Rights of Appraisal.”

Surviving Corporation; Governing Documents; Directors and Officers

At the effective time of the merger, the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation after completion of the merger until thereafter amended in accordance with their respective terms and applicable law. The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation and the officers of Encore immediately prior to the effective time will be the initial officers of the surviving corporation.

Treatment of Encore Stock Options and Other Equity-Based Awards

Encore Options

Each option to purchase shares of Encore common stock granted that is outstanding immediately prior to the effective time of the merger (whether or not then vested) will be cancelled at the effective time and converted into the right to receive, as soon as practicable after the effective time, a lump sum cash payment equal to the product of (i) the number of shares of Encore common stock subject to such option and (ii) the excess, of the merger consideration over the exercise price per share of such option, less applicable tax withholding.

Encore Restricted Shares

At the effective time of the merger, each restricted share of Encore common stock that is outstanding immediately prior to the effective time will by virtue of the merger fully vest and be treated as an outstanding share of Encore common stock under the merger agreement entitled to receive the merger consideration, less applicable tax withholding.

For further information on the treatment of the Encore equity or equity-based awards, see the section entitled “The Merger—Interests of Encore’s Directors and Executive Officers in the Merger.”

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger set forth in the merger agreement are either satisfied or waived. See the section entitled “—Conditions to Complete the Merger.”

The merger will become effective when the certificate of merger is filed with and accepted for filing by the Secretary of State of the State of Texas on the closing date, or at such later date or time as may be agreed by Encore and Cadence and specified in the certificate of merger. In the merger agreement, the parties thereto have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date.

Conversion of Shares; Exchange of Certificates

The conversion of Encore common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Promptly after completion of the merger, the exchange agent will exchange certificates or book-entry shares representing shares of Encore common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As soon as reasonably practicable after the completion of the merger, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of Encore common stock immediately prior to the completion of the merger. These materials will contain instructions on how to surrender shares of Encore common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement. You should read these materials carefully and in their entirety.

If a certificate for Encore common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly upon receipt of (1) an affidavit of that fact by the claimant and (2) such bond as Cadence may determine is reasonably necessary as indemnity against any claim that may be made against Cadence with respect to the certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Encore other than to settle transfers of Encore common stock that occurred prior to the effective time of the merger.

Withholding

Cadence and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Encore shareholder the amounts it is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Cadence, Merger Sub and Encore, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Cadence, Merger Sub and Encore rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Cadence, Merger Sub, Encore or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Cadence, Merger Sub or Encore. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of Cadence, Merger Sub and Encore relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by Encore to Cadence relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority and authorization to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents in connection with the merger;

•	reports to regulatory authorities;

•	financial statements, internal controls and absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee benefit matters;

•	labor matters;

•	compliance with applicable laws;

•	certain material contracts;

•	agreements with regulatory authorities;

•	investment securities;

•	derivative instruments and transactions;

•	environmental matters;

•	insurance matters;

•	real property;

•	intellectual property matters;

•	broker’s fees payable in connection with the merger;

•	loan matters;

•	related party transactions;

•	investment adviser matters;

•	inapplicability of takeover statutes;

•	no knowledge of reasons all regulatory approvals will not be obtained on a timely basis;

•	the accuracy of information supplied for inclusion in this proxy statement, regulatory filings and other similar documents; and

•	receipt of the opinion of Encore’s financial advisor as to the fairness of the merger consideration to Encore’s common shareholders from a financial point of view.

The merger agreement contains representations and warranties made by Cadence and Merger Sub, as applicable, to Encore relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification of Cadence and Merger Sub;

•	authority and authorization to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents in connection with the merger;

•	broker’s fees payable in connection with the merger;

•	ownership and activities of Merger Sub; and

•	ability of Cadence to pay the merger consideration and satisfy its other obligations under the merger agreement.

Certain representations and warranties of Encore and Cadence are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Cadence, means any event, circumstance, development, change or effect that, individually or in the aggregate, prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Cadence to timely consummate the merger or any of the other transactions contemplated by the merger agreement or to perform its agreements or covenants under the merger agreement. For purposes of the merger agreement, a “material adverse effect,” when used in reference to Encore, means any event, circumstance, development, change or effect that, individually or in the aggregate, (1) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Encore to timely consummate the merger or any of the other transactions contemplated by the merger agreement or to perform its agreements or covenants under the merger agreement or (2) has had, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations or financial condition of Encore and its subsidiaries, taken as a whole, other than to the extent resulting from:

•

changes after the date of the merger agreement in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, except to the extent that the effects of such changes disproportionately affect Encore and its subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies;

•

changes after the date of the merger agreement in laws generally applicable to banks or savings associations and their holding companies, except to the extent that the effects of such changes disproportionately affect Encore and its subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies;

•

changes after the date of the merger agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other banks or savings associations and their holding companies, except to the extent that the effects of such changes disproportionately affect Encore and its subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies;

•

any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent that the effects of such changes disproportionately affect Encore and its subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies;

•

failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Encore’s common stock, in and of itself, but not including any underlying causes thereof;

•	public disclosure of the merger agreement; or

•	actions or omissions taken with the express prior written consent of Cadence.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Encore has agreed that, prior to the effective time of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice, use reasonable best efforts to preserve intact its business organization, rights, franchises and other authorizations issued by governmental entities and its current relationships with customers, regulators, employees and other persons with which it has business or other relationships and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Encore or Cadence to obtain any required regulatory approvals or to perform their respective obligations under the merger agreement or to consummate the transaction contemplated by the merger agreement.

Additionally, in furtherance and not in limitation of the agreement described in the preceeding paragraph, Encore has agreed that prior to the effective time of the merger, except as expressly required by the merger agreement or with the prior written consent of Cadence (which will not be unreasonably withheld or delayed), Encore will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

•	incur indebtedness or guarantee indebtedness of another person, except in the ordinary course of business consistent with past practice;

•

(1) adjust, split, combine or reclassify any capital stock or other equity interest; (2) set any record or payment dates for any dividends or distributions on its capital stock or other equity interest, or make, declare or pay any dividend or distribution (other than regular quarterly cash dividends on Encore’s Series B Preferred Stock in accordance with the terms thereof with record and payment dates consistent with past practice and dividends paid in the ordinary course of business by any wholly owned subsidiary of Encore to Encore or any other wholly owned subsidiary of Encore) or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock; (3) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant any right to acquire any shares of its capital stock; (4) issue or commit to issue any additional shares of capital stock or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Encore subsidiary; or (5) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

•

sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (other than to a wholly owned subsidiary) except in the ordinary course of business consistent with past practice to unaffiliated third parties;

•

acquire direct or indirect control over any business or corporate entity or make any other material investment in any individual, corporation or other entity, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to unaffiliated third parties;

•

except as required under applicable law or the terms of any Encore employee benefit plan existing as of the date of the merger agreement, (1) enter into, adopt or terminate any employee benefit plan, (2) amend any employee benefit plan in a manner that would result in any material increase in cost, (3) increase the compensation or benefits payable to any employee, officer, director or consultant of Encore or its subsidiaries (other than any annual salary or wage increases in the ordinary course of business consistent with past practice of not more than 5% per year), (4) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (5) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, (6) provide any funding for any rabbi trust or similar arrangement or (7) hire or terminate the employment of any employee who has a target annual compensation greater than $100,000;

•

settle any claim, action or proceeding other than in the ordinary course of business consistent with past practice involving solely money damages not in excess of $150,000 individually or $250,000 in the aggregate; waive, compromise, assign, cancel or release any material rights or claims; or agree to any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•

make any change in accounting methods or systems of internal accounting controls, except as required by GAAP as concurred in by Encore’s independent auditors, or revalue in any material respect any of its assets, except as required by GAAP and in the ordinary course of business consistent with past practice;

•

make, change or revoke any material tax election, file any material amended tax return, settle or compromise any material liability for taxes, or surrender any right to claim a refund of a material amount of taxes, in each case, if such action would have an adverse effect on Encore and the Encore subsidiaries that is material;

•	amend its articles of incorporation or bylaws or comparable organizational documents;

•

materially restructure or materially change its investment securities portfolio or its gap position or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities that would be considered “high-risk” securities under applicable regulatory pronouncements;

•	enter into, modify, amend or terminate any material contract, other than in the ordinary course of business consistent with past practice or pursuant to the terms of such contracts;

•	except as required by applicable law, regulation or policies, enter into any new line of business;

•	open or close any branch office (or file any application to do so), or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

•	foreclose upon or otherwise acquire any commercial real property in excess of $500,000 prior to receipt and authorization by Cadence of a Phase I environmental review thereof;

•	establish any new subsidiary;

•	fail to use commercially reasonable efforts to take any action that is required by an agreement with a regulatory authority;

•

take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the merger set forth in the merger agreement not being satisfied or prevent or materially delay the completion of the merger and the other transactions contemplated by the merger agreement, except as may be required by applicable laws; or

•	agree to take, or make any commitment to take, any of the above prohibited actions.

Regulatory Matters

Cadence and Encore have agreed to use their respective reasonable best efforts to take, and assist and cooperate with the other party in taking, all actions that are necessary, proper or advisable to comply promptly with all legal requirements with respect to the merger and the other transactions contemplated by the merger agreement and to obtain, and assist and cooperate with the other party in obtaining, all permits, consents, authorizations, waivers or approvals of any regulatory authority required or advisable in connection with the merger and the other transactions contemplated by the merger agreement. Cadence and Encore will use their respective reasonable best efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.

Employee Matters

The merger agreement provides that, for a period of 12 months after the completion of the merger, Cadence will provide employees of Encore and its subsidiaries, who are actively employed as of the completion of the merger, with annual base salary, incentive compensation opportunities (other than equity-based incentive compensation opportunities) and severance benefits that are at least equal to the annual base salaries, incentive compensation opportunities (other than equity-based incentive compensation opportunities) and severance benefits provided to such employees immediately prior to the effective time (with the applicable severance plan amended to provide for severance benefits that were agreed upon by Cadence and Encore). Cadence will also provide employees of Encore and its subsidiaries, who are actively employed as of the completion of the merger with employee benefits that generally are the same as the employee benefits provided to similarly situated employees of Cadence. The service of Encore employees prior to the completion of the merger will be treated as service with Cadence for purposes of eligibility, participation, vesting and benefit accrual under Cadence’s employee benefit plans, subject to customary exclusions.

D&O Indemnification and Insurance

The merger agreement requires Cadence and the surviving corporation in the merger to maintain in effect for six years after completion of the merger the current rights of Encore directors and officers to indemnification under Encore’s or its subsidiaries’ articles of incorporation or bylaws (or comparable organization documents) or disclosed agreements of Encore. The merger agreement also requires that Cadence and the surviving corporation in the merger indemnify and hold harmless all present and former directors and officers of Encore against all liabilities arising out of the fact that such person is or was a director or officer of Encore if the claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger, to the same and fullest extent a Texas or Delaware corporation is permitted to indemnify its officers and directors by applicable law.

The merger agreement requires Cadence to maintain for a period of six years after completion of the merger Encore’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger. However, Cadence is not required to incur annual premium payments greater than 250% of Encore’s current annual directors’ and officers’ liability insurance premium. In lieu of the insurance described in the preceding sentence, prior to the completion of the merger, Cadence may direct Encore to purchase a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants

The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement, obtaining required consents, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Encore Shareholder Meeting and Recommendation of Encore’s Board of Directors

Encore has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement and the transactions contemplated thereby (including the merger) as promptly as practicable. Encore will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval, including by recommending that its shareholders approve the merger agreement and the transactions contemplated thereby (including the merger) (subject to the provisions governing making a change in Encore’s recommendation as described below).

Encore’s board of directors has agreed to recommend that Encore’s shareholders vote in favor of approval of the merger agreement and the transactions contemplated thereby (including the merger) and to not withdraw or modify such recommendation in any manner adverse to Cadence (which we refer to as a change in Encore’s recommendation), except that Encore’s board of directors may effect a change in Encore’s recommendation if and only if:

•

Encore has received an unsolicited bona fide “acquisition proposal” (as described below) that constitutes a “superior proposal” (as described below), and Encore’s board of directors determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the superior proposal, Encore’s board of directors would be in violation of its fiduciary duties under applicable laws if it failed to effect a change in Encore’s recommendation;

•

Encore has given at least three business days’ written notice to Cadence of its intention to effect a change in Encore’s recommendation absent modification of the terms and conditions of the merger agreement, which notice specifies the identity of the party making the superior proposal and the material terms and conditions thereof, and includes a copy of the relevant proposed transaction agreements and other material documents with the party making the superior proposal;

•

if applicable, after giving effect to any modifications to the merger agreement proposed by Cadence during the three business day period (during which period Encore has negotiated in good faith with Cadence (to the extent Cadence desires to negotiate) with respect to such modifications, such acquisition proposal continues to constitute a superior proposal; and

•

Encore has complied with its non-solicitation obligations described below in the section entitled “—Agreement Not to Solicit Other Offers” and its obligations with respect to calling shareholder meetings and the issuance of a recommendation by Encore’s board of directors to Encore shareholders to vote in favor of the merger agreement, as described in this section.

In the event of any material revisions to the superior proposal, Encore will be required to deliver a new written notice to Cadence three business days in advance of its intention to effect a change in Encore’s recommendation and to comply with the other requirements described above.

The merger agreement requires Encore to submit the merger agreement to a shareholder vote even if Encore’s board of directors effects a change in Encore’s recommendation. The merger agreement also prohibits Encore from submitting any other acquisition proposal to its shareholders.

For purposes of the merger agreement:

•

an “acquisition proposal” means any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Encore or any of its subsidiaries that, if consummated, would constitute an “alternative transaction” (as described below);

•

an “alternative transaction” means (1) any transaction pursuant to which any person (or group of persons) other than Cadence or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Encore common stock or outstanding voting power of Encore, or more than 25% of the outstanding shares or voting power of any other series or class of capital stock of Encore that would be entitled to a class or series vote with respect to the merger, whether from Encore or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, share exchange, consolidation or other business combination involving Encore (other than the merger), (3) any transaction pursuant to which any person (or group of persons) other than Cadence or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Encore subsidiaries and securities of the entity surviving any merger or business combination involving any Encore subsidiary) of Encore or any of its subsidiaries representing more than 25% of the fair market value of all the assets, deposits, net revenues or net income of Encore and its subsidiaries, taken as a whole, immediately prior to such transaction or (4) any other consolidation, business combination, recapitalization or similar transaction involving Encore or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Encore common stock immediately prior to such transaction do not, in the aggregate, own at least 75% of each of the outstanding shares of Encore common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately following the completion of the transaction, in substantially the same proportion as such holders held the shares of Encore common stock immediately prior to the completion of such transaction; and

•

a “superior proposal” means a bona fide, unsolicited written acquisition proposal that (1) is obtained not in breach of the merger agreement for all of the outstanding shares of Encore common stock, on terms that Encore’s board of directors determines in its good faith judgment (after taking into account all the terms and conditions of the acquisition proposal and the merger agreement (including any proposal by Cadence to adjust the terms and conditions of the merger agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of completion, the form of consideration offered and the ability of the party making such proposal to obtain financing for such acquisition proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and the merger agreement) are more favorable from a financial point of view to Encore shareholders than the merger and (2) is reasonably likely to receive all necessary regulatory approvals and be completed.

Agreement Not to Solicit Other Offers

Encore also has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other representatives or agents not to, directly or indirectly:

•	solicit, initiate, encourage or facilitate (including by furnishing information) any acquisition proposal;

•	participate in any discussions or negotiations regarding an alternative transaction or acquisition proposal; or

•	enter into any agreement regarding any alternative transaction or acquisition proposal.

However, if (1) Encore receives a superior proposal that was not solicited by Encore and that did not otherwise result from a breach of the merger agreement and (2) prior to the approval of the merger agreement and the transactions contemplated thereby by Encore shareholders, Encore’s board of directors determines in its good faith judgment (after receiving the advice of outside counsel) that, in light of the superior proposal, a failure to participate in discussions or negotiations with, or provide information to, the person making the superior proposal would violate the fiduciary duties of Encore’s board of directors under applicable laws, Encore’s board of directors may:

•

furnish information with respect to Encore and its subsidiaries to the party making the superior proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the superior proposal than the terms contained in Encore’s confidentiality agreement with Cadence; and

•	participate in discussions regarding the superior proposal.

Encore has also agreed to provide Cadence written notice within one business day following the receipt of any acquisition proposal, material modification to any acquisition proposal or request for nonpublic information relating to Encore or its subsidiaries or access to Encore’s or its subsidiaries’ properties, books or records by any person that has made or, to Encore’s knowledge, may be considering making, an acquisition proposal. The notice will indicate the identity of the person making the acquisition proposal or requesting nonpublic information or access and the material terms of the acquisition proposal or modification to an acquisition proposal. Encore has agreed to keep Cadence fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any acquisition proposal, indication or request.

Encore and its subsidiaries have agreed to (1) immediately cease and cause to be terminated any existing discussions or negotiations conducted with any third party with respect to any alternative transaction or acquisition proposal, (2) enforce and not release any third party from the confidentiality and standstill provisions of any agreement to which Encore or its subsidiaries is a party and (3) immediately terminate any approval previously given under any such provisions authorizing any person to make an acquisition proposal.

The merger agreement provides that the above-described restrictions on Encore do not prohibit Encore or Encore’s board of directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or from complying with Rules 14d-9 and 14e-2(a)(2)-(3) promulgated under the Exchange Act.

Conditions to Complete the Merger

Cadence’s and Encore’s respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

•	the approval of the merger agreement and the transactions contemplated thereby (including the merger) by Encore’s shareholders;

•	the receipt of required regulatory approvals, and the expiration or termination of all related statutory waiting periods;

•

the absence of any order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement; and

•

the accuracy of the representations and warranties of each other party in the merger agreement as of the closing date of the merger, subject to the materiality standards provided in the merger agreement and the performance of the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effects).

Neither Encore nor Cadence can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement, neither Encore nor Cadence has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

•	if the merger has not been completed by December 5, 2012 (if the failure to complete the merger by that date is not caused by the terminating party’s breach of the merger agreement);

•

if any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and nonappealable, or a governmental entity has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

•

if there is a breach by the other party that would cause the failure of the closing conditions described in the last bullet under the section entitled “—Conditions to Complete the Merger,” and the breach is not cured prior to the earlier of the end date and 30 business days following written notice of the breach; or

•	if Encore shareholders fail to approve the merger agreement.

In addition, Cadence may terminate the merger agreement in the following circumstances:

•

if Encore’s board of directors fails to recommend to the Encore shareholders that they approve the merger agreement and the transactions contemplated thereby or withdraws, modifies or qualifies such recommendation in a manner adverse to Cadence;

•

if Encore’s board of directors breaches certain of its non-solicitation obligations described above in the section entitled “—Agreement Not to Solicit Other Offers” or certain of its obligations with respect to calling shareholder meetings and acquisition proposals described above in the section entitled “—Encore Shareholder Meeting and Recommendation of Encore’s Board of Directors”; or

•

if Encore’s board of directors approves, recommends or endorses or proposes to recommend or endorse an alternative transaction or acquisition proposal (or in the case of a tender or exchange offer, fails to recommend rejection of such alternative transaction or acquisition proposal within the 10 business day period specified in Rule 14e-2(a) of the Exchange Act).

Effect of Termination

If the merger agreement is terminated, it will become void, except that (1) both Cadence and Encore will remain liable for any willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

Encore will pay Cadence a $9.9 million termination fee in the following circumstances:

•	if the merger agreement is terminated by Cadence in the following circumstances:

•

Encore’s board of directors fails to recommend to the Encore shareholders that they approve the merger agreement and the transactions contemplated thereby or withdraws, modifies or qualifies such recommendation in a manner adverse to Cadence;

•

Encore’s board of directors breaches certain of its non-solicitation obligations described above in the section entitled “—Agreement Not to Solicit Other Offers” or certain of its obligations with respect to calling shareholder meetings and acquisition proposals described above in the section entitled “—Encore Shareholder Meeting and Recommendation of Encore’s Board of Directors”; or

•

Encore’s board of directors approves, recommends or endorses an alternative transaction or acquisition proposal (or in the case of a tender or exchange offer, fails to recommend rejection of such alternative transaction or acquisition proposal within the 10 business day period specified in Rule 14e-2(a) of the Exchange Act); or

•

(1) an acquisition proposal or intent to make an acquisition proposal is made known to Encore or its shareholders after the date of the merger agreement; (2) thereafter the merger agreement is terminated by (x) Cadence or Encore because the merger has not been completed by December 5, 2012 (if Encore shareholders have not approved the merger agreement by such date) or Encore’s shareholders have not approved the merger agreement, or (y) Cadence following an uncured breach by Encore that would cause the failure of the closing conditions described in the last bullet under the section entitled “—Conditions to Complete the Merger”; and (3) Encore completes or enters into a definitive agreement with respect to an alternative transaction (for purposes of determining whether a termination fee is payable, substituting 50% in place of reference to 25% and 50% in place of reference to 75% in the definition of an “alternative transaction”) within 12 months of the date the merger agreement is terminated (in this case the termination fee will be payable 20% upon entry into the definitive agreement with respect to the alternative transaction and 80% upon completion of the alternative transaction).

Expenses and Fees

Except as set forth above, each of Cadence and Encore will be responsible for all costs and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, Cadence and Encore may amend the merger agreement by written agreement. However, after any approval of the merger agreement by Encore’s shareholders, there may not be, without further approval of Encore’s shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, each party, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions contained in the merger agreement.

Voting Agreements

In connection with its entrance into the merger agreement, Cadence entered into voting and support agreements with certain of the directors and officers of Encore in their capacity as shareholders (which we refer to collectively as the voting agreements). The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement included in this proxy statement as Appendix B.

Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to vote its shares of Encore common stock:

•	in favor of approval of the merger agreement and the transactions contemplated thereby (including the merger);

•	in favor of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for approval of the merger agreement;

•	against any agreement, transaction or proposal that relates to an acquisition proposal or alternative transaction; and

•

against any action involving Encore or its subsidiaries which results or is reasonably likely to result in the breach by Encore of a representation, warrant or covenant in the merger agreement or the impairment of Encore’s ability to consummate the transactions contemplated by the merger agreement (including the merger).

The voting agreements provide that each shareholder party to a voting agreement will not, other than pursuant to the merger, directly or indirectly:

•

sell, short sell, transfer, pledge, assign, tender, or otherwise dispose of any of such shareholder’s shares (other than a transfer for estate planning or philanthropic purposes so long as the transferee agrees to be bound by the provisions of the merger agreement); or

•	enter into any contract, arrangement or understanding providing for any action described in the preceding bullet.

The voting agreements will terminate upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

As of the record date, the directors and officers that are party to the voting agreements owned and were entitled to vote an aggregate of approximately 2,533,840 shares of Encore common stock, representing approximately 21% of the shares of Encore common stock outstanding on that date.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the TBOC, you have the right to demand appraisal of your shares of common stock in connection with the merger and to receive, in lieu of the merger consideration, payment in cash, for the fair value of your shares of Encore common stock as determined by an appraiser selected in a Texas state court proceeding. Any shareholder electing to exercise dissenters’ rights must comply with the provisions of Section 10.356 of the TBOC in order to perfect its rights of dissent and appraisal. Strict compliance with the statutory procedures is required to perfect dissenters’ rights.

The following is intended to be a brief summary of the material provisions of the Texas statutory procedures required to be followed by a shareholder in order to demand and perfect dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Subchapter H of Chapter 10, and specifically Sections 10.354 to 10.361, of the TBOC. The full text of Subchapter H of Chapter 10 is reproduced in its entirety in Appendix D to this proxy statement.

This proxy statement constitutes our notice to our shareholders of the availability of dissenters’ rights in connection with the merger in compliance with the requirements of Section 10.355 of the TBOC. If you wish to consider exercising your dissenters’ rights, you should carefully review the text of Section 10.356 of the TBOC since failure to timely and properly comply with the requirements of Section 10.356 of the TBOC will result in the loss of your dissenters’ rights under Texas law.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions:

•

Prior to the special meeting you must deliver to Encore a written objection to the merger stating your intention to exercise your right to dissent in the event that the merger is completed, and setting forth the address at which notice shall be provided to you in such event. All written objections should be addressed to Encore Bancshares, Inc., Nine Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: President and Corporate Secretary, and should be executed by, or on behalf of, the record holder of the shares of Encore common stock in respect of which appraisal is being demanded.

•

This written objection must be in addition to and separate from any proxy or vote against the approval of the merger agreement. Voting against the approval of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 10.356 of the TBOC.

•

You must vote against the approval of the merger agreement. Failing to vote against approval of the merger agreement will constitute a waiver of your dissenters’ rights. An abstention from or a vote in favor of the approval of the merger agreement, by proxy or in person, will constitute a waiver of your dissenters’ rights in respect of the shares of Encore common stock so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares of Encore common stock from the record date through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of Encore common stock as provided for in the merger agreement, but you will have no dissenters’ rights with respect to your shares of Encore common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the approval of the merger agreement and the transactions contemplated thereby (including the merger), will constitute a waiver of your dissenters’ rights, and will nullify any previous written demand for appraisal.

Beneficial owners who do not also hold the shares of Encore common stock of record may not directly make appraisal demands to Encore. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of those shares of Encore common stock. If shares of Encore common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written objection must be made in that capacity; and if the shares of Encore common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the written objection must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the written objection for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the written objection, he or she is acting as agent for the record owner. A record owner, such as a bank or broker, who holds shares of Encore common stock as a nominee for others, may exercise dissenters’ rights with respect to the shares of Encore common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written objection should state the number of shares of Encore common stock as to which appraisal is sought. Where no number of shares of Encore common stock is expressly mentioned, the written objection will be presumed to cover all shares of Encore common stock held in the name of the record owner.

If you hold your shares of Encore common stock in a brokerage account or in other nominee form and you wish to exercise dissenters’ rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for making a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving company must give written notice that the merger has become effective to each shareholder of Encore who has properly filed a written objection and who voted against the approval of the merger agreement. No later than 20 days after the date the surviving company sends such notice, a shareholder wishing to exercise dissenters’ rights must make a written demand to the President and Corporate Secretary of the surviving company at the address above for payment of the fair value of the shareholder’s shares, which written demand must include the shareholder’s address, the number of shares owned by the shareholder and the fair value of such shares as estimated by the shareholder. Any shareholder making such a written demand for payment must submit to the surviving company for notation any certificated shares held by that shareholder which are subject to the demand within 20 days after making the written demand. The failure by any such shareholder who has made a written demand to submit its certificates will result in the termination of such shareholder’s dissenters’ rights.

The surviving company has 20 days after its receipt of a demand for payment to provide notice that the surviving company (i) accepts the amount claimed in the written demand and agrees to pay the amount claimed within 90 days from effective time of the merger or (ii) offers to pay its estimated fair value of the shares of Encore common stock.

If, within 90 days after the completion of the merger, the surviving company’s offer is not accepted, and the surviving company and a shareholder who has delivered written demand in accordance with Section 10.356 of the TBOC do not reach agreement as to the fair value of the shares of Encore common stock, either the surviving company or the shareholder may, within 60 days after the expiration of the 90-day period following the completion of the merger, file a petition in a court in Harris County, Texas, with a copy served on the surviving company in the case of a petition filed by a shareholder, requesting a finding and a determination of the fair value of the shares of Encore common stock held by the shareholder. The surviving company has no obligation and has no present intention to file such a petition if there are objecting shareholders. Accordingly, it is the obligation of Encore’s shareholders to initiate all necessary action to perfect their dissenters’ rights in respect of shares of Encore common stock within the time prescribed in Sections 10.361 of the TBOC. The failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 10 days after receiving service of a copy of the petition, to provide the office of the clerk of the court in which the petition was filed with a list containing the names and addresses of all shareholders who have demanded an appraisal of their shares of Encore common stock and with whom agreements as to the value of their shares of Encore common stock have not been reached.

After notice to dissenting shareholders, the court will conduct a hearing upon the petition, and determine those shareholders who have complied with Sections 10.354 to 10.361 and who have become entitled to the dissenters’ rights provided thereby. After determination of the shareholders entitled to appraisal of their shares of Encore common stock, the court will appoint one or more qualified appraisers to appraise the shares of Encore common stock, determining their fair value. When the value is determined, the court will direct the payment of such value to the shareholders entitled to receive the same, immediately to the holders of uncertificated shares of Encore common stock and upon surrender by shareholders of the certificates representing shares of Encore common stock.

You should be aware that the fair value of your shares of Encore common stock as determined under Section 10.362 of the TBOC could be more, the same, or less than the merger consideration. You should also be aware that the opinion of our financial advisor as to the fairness, from a financial point of view, of the merger consideration does not purport to be an appraisal.

Costs of the appraisal proceeding may be imposed upon the surviving company and the shareholders participating in the appraisal proceeding by the court as the court deems equitable in the circumstances. Any shareholder who had demanded dissenters’ rights of appraisal will not, after the effective time of the merger, be entitled to vote shares of Encore common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Encore common stock, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed with the court within the prescribed time period, or if the shareholder delivers a written withdrawal of such shareholder’s demand for appraisal and an acceptance of the terms of the merger prior to the filing of a petition for appraisal or if the court adjudges that the shareholder is not entitled to elect to dissent, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the merger consideration. Any withdrawal of a demand for appraisal made after the filing of a petition for appraisal may only be made with the written approval of the surviving company.

Failure to comply with all of the procedures set forth in Sections 10.354 to 10.361 of the TBOC will result in the loss of a shareholder’s statutory dissenters’ rights. In view of the complexity of Sections 10.354 to 10.361 of the TBOC, our shareholders who may wish to dissent from the merger and pursue dissenters’ rights should consult their legal advisors.

MARKET DATA AND DIVIDEND DATA

Encore common stock is traded on the NASDAQ Global Market under the ticker symbol of “EBTX.” The following table sets forth for the high and low sale prices for our common stock for the periods indicated as reported by the NASDAQ Global Market, and the quarterly cash dividends per share:

	Common Stock Price
Fiscal Period	High	Low	Dividend
Fiscal 2009
First Quarter	$11.25	$4.29	—
Second Quarter	$11.00	$6.24	—
Third Quarter	$9.60	$6.86	—
Fourth Quarter	$8.96	$7.53	—
Fiscal 2010
First Quarter	$10.88	$7.94	—
Second Quarter	$11.44	$8.84	—
Third Quarter	$10.75	$5.90	—
Fourth Quarter	$10.40	$6.59	—
Fiscal 2011
First Quarter	$12.67	$10.32	—
Second Quarter	$12.48	$10.06	—
Third Quarter	$12.69	$10.25	—
Fourth Quarter	$14.00	$10.32	—
Fiscal 2012
First Quarter	$20.62	$12.72	—
Second Quarter (through April 11, 2012)	$20.52	$20.32	—

The closing sale price of our common stock on the NASDAQ Global Market on March 5, 2012, the last trading day prior to the announcement of the merger, was $14.91.

On April 11, 2012, the last practicable trading day before the date of this proxy statement, the closing sale price of our common stock on the NASDAQ Global Market was $20.49 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows, as of April 11, 2012, the number of shares of Encore common stock beneficially owned by each person or entity known by Encore to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director, all executive officers named in our summary compensation table, and all directors and executive officers as a group. Unless otherwise noted, (i) the address for the named person is c/o Encore Bancshares, Inc., Nine Greenway Plaza, Suite 1000, Houston, Texas 77046 and (ii) the named persons have sole voting and investment power with respect to the shares indicated.

	Number of Shares Beneficially Owned	Options Exercisable Within 60 Days	Percentage Ownership(1)
Principal Shareholders
J. Luther King, Jr.(2)	981,420	0	8.26%
Luther King Capital Management Corporation(3)	671,520	0	5.65%
Steven A. Webster(4)	613,828	18,000	5.31%

Directors and Executive Officers
James S. D’Agostino, Jr.(5)	582,683	35,000	5.18%
Carin M. Barth(6)	10,000	0	*
Charles W. Jenness(7)	191,983	32,000	1.88%
Carmen A. Jordan	74,960	0	*
J. Bryan King(8)	522,176	12,000	4.49%
Walter M. Mischer, Jr.(9)	245,481	12,000	2.16%
Preston Moore(10)	122,614	0	1.03%
Patrick T. Oakes	12,500	0	*
Stephanie R. Pollock	10,000	0	*
Edwin E. Smith(11)	69,000	12,000	*
Eugene H. Vaughn(12)	68,912	12,000	*
David E. Warden(13)	131,434	12,000	1.21%
J. Harold Williams	131,145	0	1.10%
Randa Duncan Williams(14)	489,374	0	4.12%
Directors and Officers as a Group (14 persons)	2,662,262	127,000	23.22%

*	Indicates ownership which does not exceed 1.0%
(1)	The percentage beneficially owned was calculated based on 11,885,486 shares of Encore common stock issued and outstanding as of April 11, 2012. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Encore common stock held by such shareholder or group and exercisable within 60 days.
(2)	The address for the shareholder is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102. The information regarding beneficial ownership is included on a Schedule 13D filed with the SEC on January 3, 2011 by Luther King Capital Management Corporation (LKCM). LKCM reported that J. Luther King, Jr. had sole voting and dispositive power with respect to 981,420 shares of Encore common stock, which includes shares held by Mr. King directly, a partnership controlled by Mr. King and shares held by LKCM, LKCM Private Discipline Master Fund, SPC, LKCM Micro-Cap Partnership, L.P., LKCM Investment Partnership, L.P. and LKCM Investment Partnership II, L.P.
(3)	The address for the shareholder is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102. The information regarding beneficial ownership is included on a Schedule 13D filed with the SEC on January 3, 2011 by LKCM. LKCM reported that it had sole voting and dispositive power with respect to 671,520 shares of the Encore common stock.

(4)	Consists of 180,454 shares held directly; 417,258 shares held of record by Kestrel Capital, L.P., of which Mr. Webster is the President of Kestrel Capital’s general partner; 16,116 shares held of record by Cerrito Partners, of which Mr. Webster is the managing partner; and 18,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(5)	Consists of 66,341 shares held directly; 515,942 shares held jointly by Mr. D’Agostino and his spouse; 400 shares held of record by Ann D. D’Agostino UTMA, of which Mr. D’Agostino is custodian; and 35,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(6)	Includes 2,000 shares held of record by an IRA account for the benefit of Mrs. Barth.
(7)	Includes 32,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(8)	Consists of 73,076 shares held directly; 440,000 shares held by LKCM Private Discipline Master Fund, SPC, a private investment fund controlled by Mr. King; 9,100 shares held by LKCM Mirco-Cap Partnership, L.P., a private investment fund controlled by Mr. King; and 12,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(9)	Consists of 34,000 shares held directly; 21,110 shares held of record by the Duncan Mischer Watson 1983 Trust, of which Mr. Mischer is the trustee; 10,744 shares held of record by The Mary A. Mischer Management Trust, of which Mr. Mischer is the trustee; 10,744 shares held of record by The Mary A. Mischer Marital Trust, of which Mr. Mischer is the trustee; 168,883 shares held of record by Mischer Investments, L.P., of which Mr. Mischer is the managing partner; and 12,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(10)	Includes 117,064 shares held directly; 450 shares held of record by Preston Moore VI UGMA, of which Mr. Moore’s wife is custodian; 450 shares held of record by Kathryn Moore UGMA, of which Mr. Moore’s wife is custodian; 450 shares held of record by Kristen Moore UGMA, of which Mr. Moore’s wife is custodian; 250 shares held of record by an IRA account for the benefit of Mr. Moore’s wife; and 3,950 shares held of record by an IRA account for the benefit of Mr. Moore.
(11)	Includes 12,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(12)	Includes 12,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(13)	Includes 131,334 shares held directly; 100 shares held of record in a UGMA account for Mr. Warden’s son, of which Mr. Warden is custodian; and 12,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(14)	Consists of 16,500 shares held directly and 472,874 shares held of record by DLD Family Investments LLC, of which Mrs. Williams is the President.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION (PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, Encore is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, Encore is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the proxy statement entitled “The Merger—Interests of Encore’s Directors and Executive Officers in the Merger—Golden Parachute Compensation for Encore’s Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

Encore has entered into individual agreements that provide for benefits upon a qualifying termination of employment following a change in control because it is necessary to do so in order to recruit new executives in its industry, which has experienced ongoing consolidation. These change in control protections also serve as a retention device, particularly during a potential change in control when executives may leave to pursue other employment out of concern for their job security.

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger agreement and the transactions contemplated thereby (including the merger). Accordingly, you may vote to approve the merger agreement and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either Encore or Cadence. Accordingly, because Encore is contractually obligated to pay the compensation, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Approval of the advisory (non-binding) vote on compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger requires the affirmative vote of a majority of shares of Encore common stock entitled to vote and represented in person or by proxy at the special meeting. An abstention or a broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

The board of directors of Encore recommends that shareholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Encore’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

In the event that we do not have sufficient votes for a quorum or to approve the merger agreement at the special meeting, Encore may adjourn the meeting to permit further solicitation of proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to subsequent reconvening.

Approval of the adjournment proposal requires the affirmative vote of a majority of shares of Encore common stock entitled to vote and represented in person or by proxy at the special meeting, even if less than a quorum. An abstention or a broker non-vote will have the same effect as a vote against this proposal. A failure to vote, however, will have no effect on the outcome of this proposal.

The board of directors of Encore recommends that shareholders vote “FOR” adjournment of the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger agreement.

OTHER BUSINESS

As of the date of this proxy statement, Encore’s board of directors is not aware of any business to come before the special meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the special meeting or an adjournment or postponement thereof, shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. We intend to hold an annual meeting of shareholders in 2012 only if the merger is not completed. Shareholders may present proposals for action at the 2012 annual meeting, if held, only if they comply with the requirements of the proxy rules established by the SEC and Encore’s bylaws.

Pursuant to Encore’s bylaws, proposals of shareholders intended to be presented, or nominees to be proposed for election as directors, at the 2012 annual meeting, if it is held, must have been received by Encore’s Corporate Secretary at Nine Greenway Plaza, Suite 1000, Houston, Texas 77046 no later than December 15, 2011, unless the date of the 2012 annual meeting is changed by more than 30 days compared to the 2011 annual meeting, in which case shareholder proposals and director nominees must be received by Encore’s Corporate Secretary at least 80 days prior to the date Encore intends to distribute its proxy statement with respect to the 2012 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Encore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Encore files at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Encore’s SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents Encore files with the SEC, including this proxy statement, by going to the “Investor Relations” section of its corporate website at www.encorebank.com. Encore’s website address is provided as an inactive textual reference only. The information provided on Encore’s website is not part of this document, and is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Encore to “incorporate by reference” into this proxy statement other documents Encore files with the SEC. This means that Encore can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that Encore files with the SEC will update and supersede that information. Encore incorporates by reference the documents listed below and any documents filed by Encore pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 1, 2012); and

•	Current Reports on Form 8-K filed on March 6, 2012 and March 9, 2012.

Information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Documents incorporated by reference are available from Encore without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this proxy statement by written or telephonic request directed to Encore Bancshares, Inc., Nine Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: Corporate Secretary or (713) 787-3118.

Cadence has supplied all information pertaining to Cadence and Merger Sub, and we have supplied all information pertaining to Encore.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED APRIL 12, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ENCORE BANCSHARES, INC.,

CADENCE BANCORP, LLC

and

EMS SUB I, INC.

Dated as of March 5, 2012

A-i

(continued)

Exhibit A:	Form of Voting and Support Agreement

A-ii

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.8(a)
Advisory Client	3.25(c)
Advisory Contract	3.25(b)
Advisory Entity	3.25(a)
Affiliate	3.24
Agreement	Preamble
Alternative Transaction	6.8(b)
Balance Sheet	9.9
Balance Sheet Date	9.9
BHC Act	3.1(a)
Business Day	9.9
Cancelled Shares	1.7(c)
Certificate of Merger	1.2
Certificates	2.2(a)
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Code	2.2(c)
Company	Preamble
Company Articles of Incorporation	3.1(a)
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3(b)
Company Bylaws	3.1(a)
Company Common Stock	1.7(b)
Company Intellectual Property	3.21(a)
Company Options	1.8(a)
Company Policies	3.19
Company Preferred Stock	1.7(f)
Company Regulatory Agreement	3.15
Company Restricted Shares	1.8(b)
Company Shareholders Meeting	6.3(b)
Company Stock Plans	9.9
Company Subsidiaries	3.1(b)
Company Subsidiary	3.1(b)
Confidentiality Agreement	9.9
Controlled Group Liability	9.9
Corporate Entity	9.9
CRA	3.13(c)
Derivative Transactions	3.17
Disclosure Schedule	9.9
Dissenting Shareholders	1.7(e)
Dissenting Shares	1.7(e)
Effective Time	1.2
End Date	9.9
Energy Bank	3.1(a)
Energy Reports	Article III
Environmental Laws	3.18(a)
ERISA	3.11(a)

Section
ERISA Affiliate	9.9
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
FDIC	3.1(a)
Federal Reserve	3.4
Form ADV	3.25(e)
GAAP	9.9
Governmental Entity	3.4
Holders	2.2(a)
HSR Act	4.3
Indemnified Party	6.7(a)
Insurance Amount	6.7(c)
Intellectual Property	3.21(c)
Investment Advisers Act	3.25(d)
Knowledge	9.9
Law/Laws	9.9
Leased Premises	3.20(a)
Letter of Transmittal	2.2(a)
Loan	3.23(a)
Material Adverse Effect	9.9
Material Contract	3.14(a)
Merger	Recitals
Merger Consideration	1.7(b)
Merger Sub	Preamble
Multiemployer Plan	3.11(g)
Multiple Employer Plan	3.11(g)
OCC	3.5
OREO	3.18(a)
Owned Real Property	3.20(a)
Parent	Preamble
Parent LLC Interests	1.7(a)
Parent Material Adverse Effect	9.9
party/parties	9.9
Permitted Encumbrances	3.20(a)
Person	9.9
Proxy Statement	6.3(a)
Qualified Plans	3.11(e)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5
Regulatory Approvals	6.1(a)
Reports	3.5
Representative	6.8(a)
Requisite Shareholder Approval	3.3(a)
SEC	Article III
Securities Act	3.2
Subsidiary	3.1(b)
Superior Proposal	6.3(b)

A-iii

INDEX OF DEFINED TERMS

Section
Surviving Corporation	Recitals
Surviving Corporation Preferred Stock	1.7(f)
TARP Warrant	3.2
Tax	9.9
Tax Return	9.9
Taxes	9.9

Section
TBOC	Recitals
Termination Fee	8.3(a)
Texas Courts	9.7(b)
Voting and Support Agreement(s)	Recitals
Voting Debt	3.2

A-iv

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”), dated as of March 5, 2012, by and among Cadence Bancorp, LLC, a Delaware limited liability company (“Parent”), EMS Sub I, Inc., a Texas corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Encore Bancshares, Inc., a Texas corporation (“Company”).

RECITALS

A. WHEREAS, the parties intend that Merger Sub merge with and into Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

B. WHEREAS, the board of directors of Company has (i) determined that it is advisable and in the best interests of Company and the shareholders of Company for Company to enter into this Agreement with Parent and Merger Sub, (ii) approved this Agreement and the transactions contemplated hereby (including the Merger) in accordance with the Texas Business Organizations Code (the “TBOC”) and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereby (including the Merger) be approved by the shareholders of Company;

C. WHEREAS, (i) the respective boards of directors of Parent and Merger Sub has each determined that it is advisable and in the best interests of Parent and Merger Sub and their respective holders of limited liability company interests and of common shares to enter into this Agreement, and the board of directors of each of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby (including the Merger) and (ii) Parent, in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby (including the Merger);

D. WHEREAS, certain shareholders of Company have simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and, collectively, the “Voting and Support Agreements”) in connection with the Merger; and

E. WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the TBOC, at the Effective Time, Merger Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Texas. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

1.2 Effective Time. The Merger shall become effective when the certificate of merger (the “Certificate of Merger”) is filed with and accepted for filing by the Secretary of State of the State of Texas on the Closing Date, or at such later date or time as may be agreed by Parent and Company and specified in the Certificate of Merger in accordance with the TBOC (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.3 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to the satisfaction thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

1.4 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of formation and bylaws.

1.6 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the TBOC.

1.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

(a) No Effect on Parent Equity. Each limited liability company interest of Parent (the “Parent LLC Interests”) outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) Conversion of Company Common Stock. Each share of the common stock, par value $1.00 of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(e), be converted into the right to receive $20.62 in cash without interest, subject to adjustment in accordance with Section 1.7(d) (the “Merger Consideration”):

(c) Cancellation of Certain Shares of Company Stock. All shares of Company Common Stock that are owned directly by Parent, Merger Sub or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) and any shares of Company Common Stock that are treasury shares shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d) Adjustments to Prevent Dilution. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 10.356 of the TBOC (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 10.356 of the TBOC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Section 10.366 of the TBOC and this Section 1.7(e)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Company Common Stock under the TBOC. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 1.7(b), without any interest thereon. Company shall give Parent (i) prompt notice of any written notices to exercise dissenter’s rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.1 to pay for shares of Company Common Stock for which dissenter’s rights have been perfected shall be returned to Parent upon demand.

(f) Company Preferred Stock. Each share of Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, with a liquidation value of $1,000 per share, of Company (“Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of preferred stock of the Surviving Corporation which shall be designated as Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, with a liquidation value of $1,000 per share, of the Surviving Corporation (“Surviving Corporation Preferred Stock”), that shall entitle holders thereof to dividends from the date of issuance of such Surviving Corporation Preferred Stock on terms that are equivalent to the terms of the Company Preferred Stock, and that shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Company Preferred Stock immediately prior to the Effective Time, taken as a whole.

(g) Warrants. Each warrant to purchase shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become exercisable solely for the right to receive the Merger Consideration that the Company Common Stock issuable upon exercise of such warrant immediately prior to the Effective Time would have been entitled to receive at the Effective Time.

1.8 Company Options and Other Equity-Based Awards of Company.

(a) Company Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Company Stock Plans that is outstanding (whether or not vested) immediately prior to the Effective Time (collectively, the “Company Options”) shall automatically be cancelled at the Effective Time and converted into the right to receive, as soon as practicable following the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, less applicable tax withholding.

(b) Company Restricted Shares. As of the Effective Time, each restricted share of Company Common Stock granted under a Company Stock Plan that is outstanding (whether or not vested) immediately prior to the Effective Time (collectively, the “Company Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, fully vest and be treated as an outstanding share of Company Common Stock under this Agreement, less applicable tax withholding.

(c) Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 1.8.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Deposit of Merger Consideration. Promptly after the Effective Time, Parent shall deposit with a bank or trust company selected by Parent and reasonably acceptable to Company (the “Exchange Agent”) pursuant to an agreement entered into prior to the Closing (the “Exchange Agent Agreement”) immediately available funds equal to the aggregate Merger Consideration (collectively, the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration for exchange in accordance with this Agreement.

2.2 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (collectively, the “Holders”) of certificates representing shares of Company Common Stock (“Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and Parent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate.

(b) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

(c) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from the Merger Consideration and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of Company Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law, with respect to the making of such payment; provided that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the registered Holder of the Company Common Stock with respect to which such payment is made) shall be borne and paid by Parent and Merger Sub. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and paid over to the applicable Tax authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.7 and the procedures set forth in this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent; provided that to the extent at any time prior to such first anniversary any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall first notify Parent and, at Parent’s option, such portion shall instead be paid to Parent. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, without any interest thereon. None of Parent, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein and (ii) the method of payment of the Merger Consideration.

(h) In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to Article I and Article II as are necessary or appropriate to implement the same purpose and effect that Article I and Article II have with respect to shares of Company Common Stock that are represented by Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as described in the required reports, forms, schedules, registration statements and other documents filed with the Securities and Exchange Commission (the “SEC”) since December 31, 2009 but prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive or forward-looking in nature) (the “Encore Reports”) or (b) as set forth in the applicable section of the Disclosure Schedule (it being understood that any information disclosed pursuant to any section or subsection of the Disclosure Schedule shall be deemed to be included in any other section where such disclosure would reasonably appear on its face to be an applicable disclosure or qualification thereunder, whether or not repeated or cross-referenced under such section), the Company hereby represents to Parent and Merger Sub as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Encore Bank, N.A. (“Encore Bank”) is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of Encore Bank are insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Encore Bank when due. Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Each of Company and Encore Bank has the requisite corporate power and authority to own or lease and operate all of its respective properties and assets and to carry on its respective business as it is now being conducted. Each of Company and Encore Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Articles of Incorporation of Company (the “Company Articles of Incorporation”) and bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws.

(b) Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each, a “Company Subsidiary” and collectively the “Company Subsidiaries”). Except for its interests in the Company Subsidiaries, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

3.2 Capitalization. The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock. As of the date of this Agreement, there are (a) 11,858,649 shares of Company Common Stock issued and outstanding (excluding 87,216 treasury shares), (b) 385,150 shares of Company Common Stock reserved for issuance upon the exercise of Company Options, (c) 32,914 shares of Company Preferred Stock issued and outstanding and (d) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote of Company are issued or outstanding. Other than a warrant to purchase 364,026 shares of Company Common Stock at an exercise price of $14.01 per share, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), any such securities. Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company. Section 3.2 of the Disclosure Schedule sets forth for each Company Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each Company Option, and the number of shares of Company Common Stock that are currently exercisable and the exercise price per share. Section 3.2 of the Disclosure Schedule sets forth for each Company Restricted Share award, the name of the grantee, the date of the grant, the type of grant and the number of shares of Company Common Stock granted pursuant to each Company Restricted Share award. Other than the Company Options or Company Restricted Shares, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete listing of each outstanding series of trust preferred and subordinated debt securities of Company and certain information with respect thereto, including the holders of such securities as of the date of this Agreement, and all such information is accurate and complete to the Knowledge of Company.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the board of directors of Company, the board of directors of Company has determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Company and its shareholders and has adopted a resolution recommending that this Agreement by approved by Company’s shareholders, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval of this Agreement and the transactions contemplated herein (including the Merger) by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Requisite Shareholder Approval”). This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or (ii) assuming that the consents and approvals referred to in Sections 3.3(a) and 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Texas pursuant to the TBOC and (d) the filing of any required applications, filings or notices with any applicable state insurance regulatory authorities, and approval of or non-objection to such applications, filings and notices, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a

“Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby.

3.5 Reports. Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2010 (“Reports”) with (a) the Federal Reserve, (b) the SEC (Reports filed or furnished with the SEC, “SEC Reports”), (c) the Office of the Comptroller of the Currency and (d) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (d), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole. Any such Report regarding Company filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content, and in the case of the SEC Reports filed with the SEC, such SEC Reports did not, as of the date of filing thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries.

3.6 Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including all related notes and schedules) included or incorporated by reference in the SEC Reports filed prior to the date of this Agreement complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) or accepted accounting procedures pursuant to regulatory requirements, as applicable, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(b) Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and its Subsidiaries. Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Other than as set forth in Section 3.6(b) of the Disclosure Schedule, since December 31, 2009, Company has not experienced or effected any material change in internal control over financial reporting.

(c) Since December 31, 2009, (i) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2009, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Company, no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2009, by Company or any of its officers, directors, employees or agents to the board of directors of Company or any committee thereof or to any director or officer of Company.

(d) The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(e) Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.

3.7 Undisclosed Liabilities. Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, have a Material Adverse Effect, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

3.8 Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; and (b) there has not been any Material Adverse Effect.

3.9 Legal Proceedings. As of the date hereof, except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries. As of the date hereof, there is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

3.10 Taxes and Tax Returns. Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Company and each of its Subsidiaries has (i) duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and (ii) duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (including Taxes that the Company or any of its Subsidiary are or were required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party), except in each case of clause (i) or (ii) with respect to matters contested in good faith by appropriate proceedings or for which adequate reserves, in accordance with GAAP, are reflected in the Company Financial Statements.

(b) No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c) No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d) There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Company or any of its Subsidiaries.

(e) There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company and any of its Subsidiaries, which waiver or extension is currently in effect.

(f) Neither Company nor any of its Subsidiaries has participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(g) Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, or indemnity agreements that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(h) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(i) Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(j) Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(k) No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates is a party or that are maintained, contributed to or sponsored by Company or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b) Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the most recent plan year, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS, (vii) all amendments, modifications or material supplements to any Company Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any Company Benefit Plans that have been adopted or approved.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d) Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

(e) Section 3.11(e) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has Company or any of its Subsidiaries or ERISA Affiliates maintained an employee benefit plan subject to Title IV of ERISA at any time during the six years prior to the date hereof.

(g) (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the six years prior to the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has at any time during the six years prior to the date hereof incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(h) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer or director of Company or any of its Subsidiaries under a Company Benefit Plan, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Knowledge of Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case, which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (the “PBGC”), the United States Department of the Treasury, the United States Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Company, threatened.

3.12 Labor Matters.

(a) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

(b) Neither Company nor any of its Subsidiaries is currently or at any time since January 1, 2010 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Company and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

3.13 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not have a Material Adverse Effect, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not have a Material Adverse Effect.

(b) Except as would not have a Material Adverse Effect, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would have a Material Adverse Effect.

(c) Company and each insured depository Subsidiary of Company is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither Company nor any Company Subsidiary has been informed that its status as “well-capitalized” or “satisfactory” for CRA purposes will change within one year.

3.14 Material Contracts.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice;

(ii) that upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Company, Parent, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee of Company or any Subsidiary thereof;

(iii) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Reports filed prior to the date hereof;

(iv) that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of Company or any of its Subsidiaries;

(v) that obligates Company or any of its Subsidiaries to conduct business with any third party on an exclusive or preferential basis,

(vi) that grants any right of first refusal or right of first offer or similar right; or

(vii) which is not of the type described in clauses (i) through (iv) above and which involved payments by, or to, Company or any of its Subsidiaries in fiscal year ended December 31, 2011, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2012, of more than $250,000 (other than pursuant to loans originated or purchased by Company and its Subsidiaries in the ordinary course of business consistent with past practice).

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) to which Company or any of its Subsidiaries is bound, whether or not set forth on Section 3.14(a) of the Disclosure Schedule, is referred to herein as a “Material Contract.”

(b) (i) Each Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto; (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Material Contract;

and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of Company or any of its Subsidiaries or, to the Knowledge of Company, any other party thereto, under any such Material Contract.

3.15 Agreements with Regulatory Agencies. Other than as set forth in Section 3.15 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

3.16 Investment Securities. Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries. Such securities are valued on the books of Company and its Subsidiaries in accordance with GAAP.

3.17 Derivative Instruments. All Derivative Transactions, whether entered into for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, procedures employed by Company, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect. Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Company and such Subsidiaries in accordance with GAAP. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18 Environmental Liability.

(a) Each of Company and its Subsidiaries, and, to the Knowledge of Company, any property in which Company or any of its Subsidiaries holds a security interest (except for real property owned, held or managed by the Company or its Subsidiaries following foreclosure or the acceptance of a deed in lieu of foreclosure (“OREO”), is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“Environmental Laws”).

(b) There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c) Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2010 assessing the presence of hazardous materials located on any property owned or leased by Company or any Company Subsidiary that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19 Insurance. Except with respect to OREO, Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries. Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Company and its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or its Subsidiaries other than with respect to OREO (the “Company Policies”) and Company has provided true and complete copies of all such Company Policies to Parent. Except as set forth in Section 3.19 of the Disclosure Schedule or would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

3.20 Title to Property.

(a) Except as would not be material to Company, Company or one of its Subsidiaries (i) has good and marketable title to all real property reflected in the Balance Sheet as being owned by Company or one of its Subsidiaries other than OREO (“Owned Real Property”), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, “Permitted Encumbrances”) and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company reflected in the Balance Sheet (the “Leased Premises”), free and clear of all Liens of any nature created by Company or any of its Subsidiaries or, to the Knowledge of Company, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the “Real Property Leases”). Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to the Knowledge of Company is the subject of a pending or contemplated taking which has not been consummated).

(b) Except as set forth in Section 3.20(b) of the Disclosure Schedule, no Person other than Company and its Subsidiaries has (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.

(c) Each of the Real Property Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, without amendment and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, and neither Company nor, to the Knowledge of Company, any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.21 Intellectual Property.

(a) Company and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and its Subsidiaries. For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

(b) Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property. Except as set forth on Section 3.21(b) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

3.22 Broker’s Fees. Except for Sandler O’Neill & Partners, L.P., neither Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.23 Loans.

(a) All loans and other extensions of credit (including commitments to extend credit) (each a “Loan”) as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable Laws.

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of laws, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Section 3.23(d) of the Disclosure Schedule identifies (A) each Loan that as of January 31, 2012 had an outstanding balance and/or unfunded commitment of $250,000 or more and that as of such date (i) was contractually past due sixty (60) days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Company, any of its Subsidiaries or the rules of any applicable regulatory authority, (iv) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) where a specific reserve allocation existed in connection therewith or (vi) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (B) each asset of Company or any of its Subsidiaries that as of January 31, 2012 had a book value of over $250,000 and that was classified as other real estate owned or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (A) above, Section 3.23(d) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of January 31, 2012.

(e) Each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except where the failure to do so would not have a Material Adverse Effect. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Company and are complete and correct in all material respects.

3.24 Related Party Transactions. Section 3.24 of the Disclosure Schedule identifies all agreements or arrangements between Company or any Company Subsidiary, on the one hand, and any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand. As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

3.25 Investment Adviser Subsidiaries.

(a) Except as would not have a Material Adverse Effect, each Company Subsidiary that provides investment management, investment advisory or sub-advisory services to any person (an “Advisory Entity”) (i) is currently operating in compliance with all Laws applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted. As of the date hereof, except as would not have a Material Adverse Effect, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(b) Each Advisory Entity has been and is in all material respects in compliance with each contract for services provided in its capacity as an Advisory Entity (an “Advisory Contract”) to which it is a party.

(c) The accounts of each party to an Advisory Contract (other than the applicable Advisory Entity) or any other advisory client of Company and its Subsidiaries for purposes of the Investment Advisers Act (each an “Advisory Client”) subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(d) To the Knowledge of Company, none of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder (the “Investment Advisers Act”)) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

(e) Company has made available to Parent true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2010 by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto filed with the SEC to the date hereof (each, a “Form ADV”). The Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time such statements were made. Since January 1, 2010, each Advisory Entity has made available to each Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(f) Company has made available to Parent true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January 1, 2010 and the Advisory Entity’s responses thereto, if any.

3.26 Takeover Laws. The board of directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

3.27 Approvals. As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.28 Company Information. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this 3.28 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement or such other applications, notifications or other documents. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.29 Opinion of Financial Advisor. Company has received the opinion of Sandler O’Neill & Partners, L.P., financial advisor to Company, to the effect that, as of the date of such opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the applicable section of the Parent Disclosure Schedule (it being understood that any matter disclosed pursuant to any section or subsection of the Parent Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement and the Parent Disclosure Schedule where the relevance and applicability of such disclosure is reasonably apparent on its face), Parent and Merger Sub hereby represent to Company as follows:

4.1 Corporate Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of Parent, as in effect as of the date of this Agreement, have previously been delivered by Parent to Company. Parent is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

4.2 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent and Merger Sub. No other corporate proceedings (including any approvals of Parent’s stockholders) on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub. Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect.

4.3 Consents and Approvals. Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Texas pursuant to the TBOC and (d) if required, any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of any waiting periods thereunder, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Broker’s Fees. Except for Goldman, Sachs & Co., neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.5 Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Purchaser. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.6 Financial Ability. Parent will have as of the Closing Date sufficient funds available for it to pay the Merger Consideration as contemplated hereby and to satisfy all of its other obligations under this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Forbearances of Company. In furtherance and not in limitation of Section 5.1, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) other than in the ordinary course of business consistent with past practice (i), create or incur any indebtedness for borrowed money, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b) (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary or (B) quarterly cash dividends on the Company Preferred Stock in accordance with the terms thereof with record and payment dates consistent with past practice, provided that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(d) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise or make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, except, in either case, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

(e) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any material increase in cost, (iii) increase the compensation or benefits payable to any employee, officer, director or consultant of Company or any of its Subsidiaries (other than any annual salary or wage increases in the ordinary course of business consistent with past practice of not more than 5% per annum), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire or terminate the employment of any employee of Company or any of its Subsidiaries who has target annual compensation greater than $100,000;

(f) (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $150,000 individually or $250,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g) (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by Company’s independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(h) make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material liability for Taxes, or surrender any right to claim a refund of a material amount of Taxes, in each case, if such action would have an adverse effect on the Company and the Company Subsidiaries that is material;

(i) adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

(j) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(k) enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a), other than in the ordinary course of business consistent with past practice or pursuant to the terms of such contracts;

(l) except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business;

(m) make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(m) of the Disclosure Schedule;

(n) open or close any branch office (or file any application to do so), or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(o) foreclose upon or otherwise acquire any commercial real property in excess of $500,000 prior to receipt and authorization by Parent of a Phase I environmental review thereof;

(p) establish any new Subsidiary;

(q) fail to use commercially reasonable efforts to take any action that is required by any Company Regulatory Agreement;

(r) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(s) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”). The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition Law), to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.

(b) Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c) Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Parent and Company shall promptly furnish the other with copies of the nonconfidential portions of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of Parent and Company shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed nonconfidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information. Any such disclosures may be made on an outside counsel-only basis to the extent required under applicable Law.

6.2 Access to Information.

(a) Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries; provided that Company shall not be required to (or to cause any of its Subsidiaries to) provide such information or access to the extent that doing so would violate applicable Law or any contract or obligation of confidentiality owing to a third party or result in the loss of attorney-client privilege, in which case the parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements.

(b) Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3 SEC Filings and Shareholder Approval.

(a) Company shall as promptly as practicable prepare and file with the SEC a mutually acceptable proxy statement relating to the Company Shareholders Meeting (the “Proxy Statement”), (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonable practicable, prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by applicable Law, (iv) use its commercially reasonable efforts to have cleared by the SEC, and will thereafter mail to its shareholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting. The Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by Section 6.3(b), include the Company Board Recommendation. Parent shall cooperate with Company in connection with the preparation and filing of the Proxy Statement, including furnishing Company upon request with any and all information regarding Parent, Merger Sub or their respective affiliates, the plans of such Persons for the Surviving Corporation after the Effective Time, and all other matters and information as may be required to be set forth in the Company Proxy Statement under the Exchange Act or the rules and regulations promulgated thereunder. Company shall provide Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC.

(b) Company shall take all action necessary in accordance with the TBOC and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholders Meeting”), and, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by this Section 6.3(b), shall solicit, and use its reasonable best efforts to obtain, the Requisite Shareholder Approval thereat. Except as expressly provided in the immediately following sentence, the board of directors of Company shall (i) recommend to its shareholders the approval of this Agreement and the transactions contemplated herein (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement and (iii) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal or Alternative Transaction. The board of directors of Company shall be permitted (x) not to recommend to Company’s shareholders that they give the Requisite Shareholder Approval or (y) to otherwise withdraw or modify in a manner adverse to Parent the Company Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the board of directors of Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the board of directors would be in violation of its fiduciary duties under applicable Law if it failed to withdraw or modify the Company Board Recommendation, (B) after the third Business Day following delivery by Company to Parent of written notice advising Parent that the board of directors of Company intends to resolve to so withdraw or modify the Company Board Recommendation absent modification of the terms and conditions of this Agreement, which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof, and, include a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Parent during such three Business Day period (during which period Company has negotiated with Parent in good faith (to the extent Parent desires to negotiate) with respect to such adjustments), such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if Company has complied with its obligations set forth in this Section 6.3(b) and Section 6.8; provided, however, that following each and every material revision to such Superior Proposal, Company shall be required to deliver a new written notice to Parent in accordance with this Section 6.3(b) and to again comply with the requirements of this Section 6.3(b); provided, further, that (1) nothing in this Section 6.3(b) shall be interpreted to excuse Company and its board of directors from complying with its unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders Meeting and (2) Company shall not submit to the vote of its shareholders any Acquisition Proposal or Alternative Transaction other than the Merger. Without limiting the foregoing, if the board of directors of the Company has withdrawn or modified the Company Board Recommendation as expressly permitted by this Section 6.3(b), then the board of directors of Company may submit this Agreement to Company’s shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Company may communicate the basis for its lack of a recommendation to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for all of the outstanding shares of Company Common Stock, on terms that the board of directors of Company determines in its good faith judgment (after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by Parent to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, and (y) is reasonably likely to receive all necessary regulatory approvals and be consummated.

6.4 Public Disclosure. Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company. Thereafter, Company and Parent will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law. In addition, Company shall not issue any such press release or such other statement or comment without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

6.5 Employee Benefit Matters.

(a) From the Closing Date through the first anniversary thereof, Parent shall provide or cause to be provided to employees who are actively employed by Company and its Subsidiaries on the Closing Date (collectively, the “Covered Employees”), while such Covered Employees continue in the employment of Parent or its subsidiaries, annual base salary, incentive compensation opportunities (other than any equity-based incentive compensation opportunities) and severance benefits that are at least equal to the Covered Employees’ annual base salaries, incentive compensation opportunities (other than any equity-based incentive compensation opportunities) and severance benefits as in effect immediately prior to the Effective Time (with respect to severance benefits under the Encore Bank Change in Control Severance Policy (HR-36) as reflected in the Company’s Employee Handbook (as amended in the manner set forth on Section 5.2(b) of the Disclosure Schedule)), and from and after the Closing Date, Parent shall maintain or cause to be maintained employee benefit plans (other than defined benefit retirement plans to the extent that participation in such plans is not available to newly hired employees of Parent or its Subsidiaries as of the Closing Date) for the benefit of Covered Employees that provide employee benefits (other than defined benefit retirement benefits to the extent that such benefits are not available to newly hired employees of Parent or its Subsidiaries as of the Closing Date) that are the same as the employee benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable, on the Closing Date.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, Parent shall (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan (excluding any Company Benefit Plan) to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries (excluding any Company Benefit Plan).

(c) Without limiting the generality of Section 9.11, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

6.6 Additional Agreements. Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another Person (each an “Indemnified Party”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective

Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of the Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Parent, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws of the Surviving Corporation.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall, to the same and fullest extent a Texas or Delaware corporation is permitted to indemnify its officers and directors by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any Subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Parent.

(c) Parent shall cause the individuals serving as officers and directors of Company or any Subsidiary of Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Company (which current amount is set forth in Section 6.7(c) of the Disclosure Schedule) for such insurance (the “Insurance Amount”), provided, further, that if Purchaser is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Purchaser shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that in lieu of the foregoing insurance coverage, Purchaser may direct Company to purchase a six-year prepaid “tail policy” that provides coverage no less favorable than the coverage described above; provided, further, that if the annual premiums for such “tail” policy exceed the Insurance Amount, then Purchaser may direct Company to obtain a “tail” policy with the maximum coverage available for the Insurance Amount applied over the term of such policy.

(d) The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

6.8 No Solicitation.

(a) Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement and (y) prior to receipt of the Required Shareholder

Approval, the board of directors of Company determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if Company fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the board of directors of Company would be in violation of its fiduciary duties under applicable Law, Company may (A) furnish information with respect to it and its Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement, provided that a copy of all such written information is simultaneously provided to Parent, and (B) participate in discussions regarding such Superior Proposal.

(b) As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its Affiliates, directly or indirectly, acquires or would acquire more than twenty-five (25) percent of the outstanding shares of Company Common Stock or outstanding voting power of the Company, or more than twenty-five (25) percent of the outstanding shares or voting power of any other series or class of capital stock of the Company that would be entitled to a class or series vote with respect to the Merger, whether from Company, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than Parent or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of Company or any of its Subsidiaries representing more than twenty-five (25) percent of the fair market value of all the assets, deposits, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least seventy-five (75) percent of each of the outstanding shares of Company Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

(c) Company shall notify Parent promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to Company’s knowledge may be considering making, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(d) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing. Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

(e) Nothing contained in this Agreement shall prohibit the board of directors of Company from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to Parent unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Company set forth in Section 3.2, Section 3.3(a) and Section 3.22 of the Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) and Section 4.4 of the Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

(a) by mutual written consent of Company and Parent;

(b) by either Company or Parent, if the Closing shall not have occurred on or before the End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach either is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent, or by its nature or timing cannot be cured within such time period;

(e) by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach either is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company, or by its nature or timing cannot be cured within such time period;

(f) by Parent, if Company has (i) failed to make the Company Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Parent, (ii) failed to comply with its obligations under the first sentence of Section 6.3(b) or Section 6.8(a) or (iii) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to recommend rejection of within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, fail to recommend rejection of within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act), an Alternative Transaction or Acquisition Proposal involving Company; or

(g) by Parent or Company, if the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver) and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Termination Fee.

(a) In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Company, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Company after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or Company pursuant to Section 8.1(b) (if the Requisite Shareholder Approval has not theretofore been obtained) or Section 8.1(g) or (B) by Parent pursuant to Section 8.1(e) and (iii) prior to the date that is twelve (12) months after the date of such termination Company enters into a definitive agreement with respect to or consummates an Alternative Transaction, then Company shall on the date it enters into a definitive agreement pay Parent a fee equal to 20% of the Termination Fee and pay Parent a fee equal to 80% of the Termination Fee upon consummation of such Alternative Transaction (regardless of when such consummation occurs); provided that if an Alternative Transaction is consummated without entering into a definitive agreement, the entire Termination Fee shall be payable upon such consummation; provided, further, that for the purpose of clause (iii) above only, all references in the definition of Alternative Transaction to “more than twenty-five (25) percent” shall instead refer to “more than fifty (50) percent” and all references in the definition of Alternative Transaction to “at least seventy-five (75) percent” shall instead refer to “at least fifty (50) percent”. “Termination Fee” means $9,900,000 (the “Termination Fee”) and in all cases shall be paid by wire transfer of immediately available funds.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then Company shall pay Parent the Termination Fee by wire transfer of immediately available funds on the date of termination.

(c) Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX

GENERAL PROVISIONS

9.1 No Survival of Representations and Warranties and Agreements. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

9.2 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3 Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:

Encore Bancshares, Inc.

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

Attention: James S. D’Agostino, Jr.

                 Rhonda L. Carroll

Fax:	(713) 267-7789

(b)	if to Parent or Merger Sub, to:

Cadence Bancorp, LLC

2800 Post Oak Boulevard

Suite 3800

Houston, Texas 77056

Attention: Paul B. Murphy, Jr.

Fax:          (713) 634-4951

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

9.4 Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.5 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other electronic means such as “.pdf” or “.tiff” files) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7 Governing Law; Venue; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Houston, Texas (the “Texas Courts”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Texas Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Texas Courts, (iii) waives any objection that the Texas Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.9 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011.

“Balance Sheet Date” shall mean December 31, 2011.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Houston, Texas are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Company Stock Plans” shall mean any employee or director stock plan of the Company.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of December 13, 2011, by and between Company and Parent (as it may be amended from time to time).

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Company to Parent concurrent with the execution and delivery of the Agreement.

“End Date” shall mean the date that is the nine (9) month anniversary of the date hereof.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Knowledge” with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule, and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Parent Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Material Adverse Effect” shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations or financial condition of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes after the date of this Agreement in Laws of general applicability to banks or savings associations and their holding companies, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other banks or savings associations and their holding companies, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Parent; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies.

“Parent Material Adverse Effect” shall mean, with respect to Parent any event, circumstance, development, change or effect that, individually or in the aggregate, prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

“party” or “parties” shall mean Company and Parent.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENCORE BANCSHARES, INC.

By:	/s/ James D’Agostino, Jr.
	Name:	James D’Agostino, Jr.
	Title:	Chairman and Chief Executive Officer

CADENCE BANCORP, LLC

By:	/s/ Paul B. Murphy, Jr.
	Name:	Paul B. Murphy, Jr.
	Title:	CEO

EMS SUB I, INC.

By:	/s/ John McWhorter
	Name:	John McWhorter
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Appendix B

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of                     , 2012 (the “Agreement”), among CADENCE BANCORP, LLC, a Delaware limited liability company (“Buyer”), and the undersigned, a shareholder (the “Shareholder”) of ENCORE BANCSHARES, INC., a Texas corporation (the “Company”).

RECITALS:

WHEREAS, Buyer and Company are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of a wholly owned Subsidiary of Buyer with and into Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, the Shareholder is the beneficial owner of                  shares of Company Common Stock (the Shareholder’s “Existing Shares” and, together with any shares of Company Common Stock acquired after the date hereof, the “Shares”); and

WHEREAS, as an inducement and a condition to Buyer entering into the Merger Agreement, Shareholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Vote. The Shareholder agrees that, from and after the date hereof and until the termination of this Agreement, at any meeting of the holders of Company Common Stock, or in connection with any written consent of the holders of Company Common Stock, the Shareholder shall vote (or cause to be voted) the Shares (i) in favor of (A) approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) and (B) any proposal to adjourn or postpone the Company Shareholder Meeting to a later date if there are not sufficient votes to approve the Merger Agreement and (ii) against any and all of the following actions (other than the transactions contemplated by the Merger Agreement): (A) any agreement, transaction or proposal that relates to an Acquisition Proposal or Alternative Transaction or (B) any action involving Company or its Subsidiaries which results or is reasonably likely to result in the breach by Company of a representation, warranty or covenant in the Merger Agreement or the impairment of the Company’s ability to consummate the transactions contemplated by the Merger Agreement (including the Merger). Nothing contained herein shall be construed to limit the ability of the Shareholder to discharge his or her fiduciary duties as a director or officer of the Company, as applicable.

2. Proxy. The Shareholder hereby grants to Buyer a proxy to vote the Shares as indicated in Section 1 above. The Shareholder intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by [him or her][it] with respect to the Shares.

3. Retention of Shares. The Shareholder agrees that [he or she][it] will not, prior to termination of this Agreement, sell, short sell, transfer, pledge, assign, tender or otherwise dispose of any of the Shareholder’s Shares (a “Transfer”) or enter into any contract, arrangement or understanding with respect to a Transfer of the Shares; provided that the Shareholder may Transfer the Shares for estate planning or philanthropic purposes so long as the transferee agrees to be bound by the provisions of this Agreement.

4. Representations and Warranties.

(a) The Shareholder represents and warrants that [he or she][it] has, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to vote and to Transfer the Existing Shares (except with respect to Shares Transferred for estate planning or philanthropic purposes in the manner contemplated by Section 3). The Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by the Shareholder as of the date hereof. There are no agreements or arrangements of any kind, contingent or otherwise, to which the Shareholder is a party obligating the Shareholder to Transfer or cause to be Transferred to any Person any of the Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) [The Shareholder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Shareholder is not in violation of any of the provisions of the Shareholder’s articles of incorporation, bylaws or comparable organizational or trust documents, as applicable.]1

(c) The Shareholder has full power and authority [and is duly authorized]2 to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. [The execution and delivery of this Agreement and the performance of the obligations contemplated hereunder, have, if required, been duly and validly approved by the board of directors or comparable governing body of the Shareholder and authorized by all necessary action.]3 This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Shareholder or the performance of the Shareholder’s obligations hereunder.

(d) [the execution, delivery, and performance by the Shareholder of this Agreement will not (i) violate any provision of Law to which such Shareholder is subject, (ii) violate any order, judgment, or decree applicable to such Shareholder, or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Shareholder is a party or any term or condition of its articles of incorporation or by-laws or comparable organizational or trust documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Shareholder’s ability to satisfy its obligations hereunder.]4

5. Termination. This Agreement shall terminate at the earlier of (i) the Effective Time of the Merger or (ii) the date the Merger Agreement is terminated in accordance with its terms.

6. Acknowledgment. The Shareholder acknowledges that Buyer will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, Buyer shall have the right to enforce this Agreement by specific performance or injunctive relief.

7. Binding on Successors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the heirs, successors and assigns of the Shareholder and the successors and assigns of Buyer. No party hereto may assign any rights or obligations hereunder to any other person, except upon the prior written consent of the other party.

[1]	NTD: To be added to agreements where Shareholder is an entity.
[2]	NTD: To be added to agreements where Shareholder is an entity.
[3]	NTD: To be added to agreements where Shareholder is an entity.
[4]	NTD: To be added to agreements where Shareholder is an entity.

B-2

8. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Texas Courts.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

B-3

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

CADENCE BANCORP, LLC

By:
Name:
Title:

SHAREHOLDER:

Name:
[Title:]

Appendix C

March 5, 2012

Board of Directors

Encore Bancshares, Inc.

Nine Greenway Plaza, Suite 1100

Houston, TX 77046

Ladies and Gentlemen:

Encore Bancshares, Inc. (“Encore”), Cadence Bancorp, LLC (“Cadence”) and EMS Sub I, Inc., a wholly-owned subsidiary of Cadence (“Merger Sub”) have entered into an agreement and plan of merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Encore, with Encore as the surviving entity (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of Encore common stock (the “Encore Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, except for certain shares as specified in the Agreement, will be converted into the right to receive $20.62 in cash, without interest (the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Encore common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Encore that we deemed relevant; (iii) certain financial statements of Cadence that we deemed relevant in determining Cadence’s financial ability to undertake the Merger; (iv) internal financial projections for Encore for the years ending December 31, 2012 through December 31, 2014 as provided by and discussed with senior management of Encore; (v) a comparison of certain financial and other information for Encore with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (vi) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (vii) the current market environment generally and in the commercial banking sector in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Encore the business, financial condition, results of operations and prospects of Encore.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Encore and Cadence or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of Encore that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Encore or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Encore, Cadence or the combined entity after the Merger and we have not reviewed any individual credit files relating to Encore or Cadence. We have assumed, with your consent, that the respective allowances for loan losses for both Encore and Cadence are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Encore or Cadence since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Encore would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as Encore’s financial advisor in connection with the Merger and will receive a fee for such services, a substantial portion of which are due upon the completion of the Merger. We also will receive a fee from Encore for providing this opinion. Encore has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Encore and Cadence and their affiliates. We may also actively trade the equity and debt securities of Encore and the debt securities of Cadence or their respective affiliates for our own account and for the accounts of our customers.

C-2

This letter is directed to the Board of Directors of Encore in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Encore as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Encore common stock and does not address the underlying business decision of Encore to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Encore or the effect of any other transaction in which Encore might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent, such consent not to be unreasonably withheld. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Encore’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Encore.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Encore common stock from a financial point of view.

Very truly yours,

C-3

Appendix D

TEXAS BUSINESS ORGANIZATIONS CODE

TITLE 1. GENERAL PROVISIONS

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. Applicability of Subchapter

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents. (Last amended by Ch. 688, L. ‘07, eff. 9-1-07.)

§ 10.352. Definitions

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

§ 10.353. Form and Validity of Notice

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. Rights of Dissent and Appraisal

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006. (Last amended by Ch. 139, L. ‘11, eff. 9-1-11.)

§ 10.355. Notice of Right of Dissent and Appraisal

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1). (Last amended by Ch. 139, L. ‘11, eff. 9-1-11.).

10.356. Procedure for Dissent by Owners as to Actions; Perfection of Right of Dissent and Appraisal

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action. (Last amended by Ch. 139, L. ‘11, eff. 9-1-11.)

§ 10.357. Withdrawal of Demand for Fair Value of Ownership Interest

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§10.358. Response by Organization to Notice of Dissent and Demand for Fair Value by Dissenting Owner

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated. (Last amended by Ch. 139, L. ‘11, eff. 9-1-11.)

§ 10.359. Record of Demand for Fair Value of Ownership Interest

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. Rights of Transferee of Certain Ownership Interest

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. Proceeding to Determine Fair Value of Ownership Interest and Owners Entitled to Payment; Appointment of Appraisers

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition. (Last amended by Ch. 84, L. ‘09, eff. 9-1-09.)

§ 10.362. Computation and Determination of Fair Value of Ownership Interest

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest. (Last amended by Ch. 688, L. ‘07, eff. 9-1-07.)

§ 10.363. Powers and Duties of Appraiser; Appraisal Procedures

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. Objection to Appraisal; Hearing

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. Court Costs; Compensation for Appraiser

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. Status of Ownership Interest Held or Formerly Held by Dissenting Owner

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of 1an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action. (Last amended by Ch. 84, L. ‘09, eff. 9-1-09.)

§ 10.367. Rights of Owners Following Termination of Right of Dissent

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand. (Last amended by Ch. 84, L. ‘09, eff. 9-1-09.)

§ 10.368. Exclusivity of Remedy of Dissent and Appraisal

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action. (Last amended by Ch. 688, L. ‘07, eff. 9-1-07.)

ENCORE BANCSHARES, INC. PROXY Special Meeting of Shareholders to be held on May 10, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS A Special Meeting of Shareholders of Encore Bancshares, Inc. (the “Company”) will be held at Nine Greenway Plaza, Suite 1100, Houston, Texas 77046, on Thursday, May 10, 2012, beginning at 10:00 am (local time). The undersigned hereby acknowledges receipt of the related Notice of Special Meeting of Shareholders and Proxy Statement dated April 12, 2012 accompanying this proxy. The undersigned shareholder hereby appoints James S. D’Agostino, Jr. and Rhonda L. Carroll, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the Special Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment(s) thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws. This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be voted (1) FOR approval of the Agreement and Plan of Merger, dated as of March 5, 2012 (the “Merger Agreement”), by and among the Company, Cadence Bancorp, LLC and EMS Sub I, Inc., and the transactions contemplated thereby (including the merger), (2) FOR approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and (3) FOR adjournment of the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the Merger Agreement if there are insufficient votes at the time of such adjournment to approve the Merger Agreement. (Continued and to be signed on the reverse side) 14475

SPECIAL MEETING OF SHAREHOLDERS OF ENCORE BANCSHARES, INC. May 10, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15496 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00030300300000000000 5 051012 This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals unless otherwise indicated. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. APPROVAL of the Agreement and Plan of Merger, dated as of March 5, 2012, by and among the Company, Cadence Bancorp, LLC and EMS Sub I, Inc., and the transactions contemplated thereby (including the merger). 2. APPROVAL, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. 3. APPROVAL of the adjournment of the special meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the Merger Agreement if there are insufficient votes at the time of such adjournment to approve the Merger Agreement. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF SHAREHOLDERS OF ENCORE BANCSHARES, INC. May 10, 2012 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM Eastern the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Special Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15496 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00030300300000000000 5 051012 This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals unless otherwise indicated. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. APPROVAL of the Agreement and Plan of Merger, dated as of March 5, 2012, by and among the Company, Cadence Bancorp, LLC and EMS Sub I, Inc., and the transactions contemplated thereby (including the merger). 2. APPROVAL, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. 3. APPROVAL of the adjournment of the special meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the approval of the Merger Agreement if there are insufficient votes at the time of such adjournment to approve the Merger Agreement. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.